As filed with the Securities and Exchange Commission on December 30, 2004

Registration No. 0333-121635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDICAL DISCOVERIES, INC.

(Exact Name of Small Business Issuer in its Charter)

Utah	2834	87-0407858
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1338 S. Foothill Drive, #266
Salt Lake City, Utah 84108
Telephone: (801) 582-9583

(Address and telephone number of principal executive offices and principal place of business)

Judy M. Robinett
President and Chief Executive Officer
Medical Discoveries, Inc.
1338 S. Foothill Drive, #266
Salt Lake City, Utah 84108
Telephone: (801) 582-9583

Copies to:

Stephen R. Drake, Esq.
Stoel Rives LLP
101 S. Capitol Boulevard, Suite 1900
Boise, ID 83702-7705
Telephone (208) 389-9000
Fax (208) 389-9040

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuing basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED December 30, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Medical Discoveries, Inc.

113,511,158 shares of common stock

     This prospectus relates to the offering and sale of 113,511,158 shares of common stock, of which (i) 350,000 shares consists of restricted common stock, no par value, issued to Ascendiant Capital Group, LLC, (ii) 84,000,000 shares consist of common stock, no par value, issuable upon conversion of the Series A convertible preferred stock issued to Monarch Pointe Fund, Ltd., Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Mercator Advisory Group, LLC, and (iii) 29,161,158 shares consist of common stock, no par value, issuable upon exercise of warrants acquired by Monarch Pointe Fund, Ltd., Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Mercator Advisory Group, LLC and Ascendiant Securities, LLC. All of the offered shares are to be sold by persons who are existing security holders and identified in the section of the prospectus entitled “Selling Stockholders.” In addition, pursuant to Rule 416 of the Securities Act, as amended, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

     We will not receive any of the proceeds from the sale of the shares offered hereunder. Our common stock is traded on the NASD OTC Bulletin Board under the symbol “MLSC.” On December 29, 2004, the closing sales price of our common stock, as reported by the OTC Bulletin Board, was $0.195 per share.

     Our principal office is located at Medical Discoveries, Inc. 1338 S. Foothill Drive, #266, Salt Lake City, Utah 84108, and our telephone number is (801) 582-9583.

Consider carefully the risk factors beginning on page 2 in this prospectus before investing in the offered shares being sold with this prospectus .

This prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, in any state in which such offer or sale would be unlawful before or absent qualification under the securities laws of such state.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Dated December 30, 2004

ABOUT THIS PROSPECTUS

     This prospectus provides you with a description of our company, certain risk factors associated with investment in our common shares, a description of the contemplated offering and certain financial information. In addition, you should read the additional information described under the heading “Incorporation of Certain Documents by Reference” on page 50 of this prospectus.

PROSPECTUS SUMMARY

     The following is a summary that highlights what we believe to be the most important information regarding Medical Discoveries, Inc. and the securities being offered herein. Because it is a summary, however, it may not contain all of the information that is important to you. To understand our business and this offering fully, you should read carefully this entire prospectus, including our financial statements and related notes and the risks of investing in our common stock discussed under “Risk Factors.”

Our Company

     Medical Discoveries, Inc. was incorporated on November 20, 1991 as a Utah corporation and maintains its principal offices at 1338 S. Foothill Drive, #266, Salt Lake City, Utah 84108. Our telephone number is (801) 582-9583. We are a development-stage bio-pharmaceutical company engaged in the research, validation, development and ultimate commercialization of a patented anti-infective technology. Our electrolyzed solution of free radicals represents a novel approach to treating our initial target indications, Cystic Fibrosis and HIV.

     Our product, called MDI-P, appears to have the ability to destroy certain viruses, bacteria and fungi without any associated toxicity both in animals and in cell-based assays. We are committed to the development of MDI-P as an anti-infective therapeutic product for in-vitro and in-vivo applications. Our highest priority is to develop and commercialize MDI-P as a pharmaceutical for the treatment of HIV and Cystic Fibrosis. On November 1, 2004, we filed an Investigative New Drug application (IND) with the Food and Drug Administration (FDA) for MDI-P as a Cystic Fibrosis treatment. We plan to file an IND with the FDA for HIV in early 2005.

The Offering

Securities offered by the Selling Stockholders	350,000 shares restricted common stock

84,000,000(1) shares of common stock issuable upon conversion of Series A convertible preferred stock

29,161,158 shares of common stock issuable upon exercise of warrants

Shares of our common stock outstanding prior to this offering	104,581,669(2)

Shares of common stock outstanding following this offering, if all shares are sold	218,092,827

Use of Proceeds	All net proceeds of this offering will be received by the Selling Stockholders.

Risk Factors	You should read the “Risk Factors” beginning on page 2 as well as other cautionary statements throughout this prospectus before investing in any shares offered hereunder.

(1)	This registration statement covers, in part, the estimated number of shares of common stock issuable upon conversion of one issuance and one contingent issuance of Series A convertible preferred stock. On October 18, 2004 we issued 12,000 shares of Series A preferred stock to Monarch Pointe Fund, Ltd. Under the terms of that issuance, each share of Series A stock entitles the holder to convert the share into the number of shares of common stock resulting from multiplying $100 by the conversion price. The conversion price is 85% of the average of the lowest three intra-day trading prices for our common stock during the 10 trading days immediately preceding the conversion date, but the conversion price may not exceed $0.1967 or be lower than $0.05. For purposes of this filing, we have assumed a conversion price of $0.05 per share for purposes of the 12,000 share Series A issuance. Thus, for that issuance we are registering 24,000,000 shares of common stock (which is the number of shares required to be registered pursuant to the applicable registration rights agreement with Monarch Pointe Fund, Ltd.). On December 7, 2004 we entered into a subscription agreement to issue 30,000 shares of Series A preferred stock to Mercator Momentum

Fund, LP and Mercator Momentum Fund III, LP. The sale is contingent upon us entering into and closing a definitive agreement to purchase certain assets in a proposed acquisition, the details of which have not yet been disclosed and regarding which no definitive agreement is yet executed. Under the terms of that contingent issuance, each share of Series A stock would entitle the holder to convert the share into the number of shares of common stock resulting from multiplying $100 by the conversion price. The conversion price is 75% of the average of the lowest three intra-day trading prices for our common stock during the 10 trading days immediately preceding the conversion date, but the conversion price may not exceed $0.1967. For purposes of this filing, we have assumed a conversion price of $0.05 per share for purposes of the 302,000 share Series A contingent issuance. Thus, for that contingent issuance we are registering 60,000,000 shares of common stock (which is the number of shares required to be registered pursuant to the applicable registration rights agreement with Mercator Momentum Fund, LP and Mercator Momentum Fund III, LP).

(2)	Excludes up to 19,283,000 shares of common stock authorized for issuance upon exercise of outstanding options granted pursuant to our stock option plans, 4,000,000 shares of our common stock reserved for the future grant of stock options under such plans, and 38,551,695 shares of our common stock issuable upon exercise of warrants (which 38,551,695 includes the 29,161,158 shares of common stock subject to outstanding warrants being registered in this offering).

     In addition, pursuant to Rule 416 of the Securities Act, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of stock issuable upon the occurrence of a stock split, stock dividend or other similar transaction.

Selling Stockholders

     All of the offered shares are to be sold by existing security holders. The selling stockholders acquired the rights to their shares and warrants (i) in a private placement of Series A Convertible Preferred Stock and warrants in October 2004; (ii) in a contingent private placement of Series A Convertible Preferred Stock and warrants in December 2004; and (iii) in exchange for placement agent services and consulting in connection with the foregoing financings.

     Of the shares of our common stock offered hereby, 350,000 shares consist of restricted common stock, an estimated 84,000,000 shares are issuable upon the conversion of Series A Convertible Preferred Stock , and 29,161,158 shares are issuable upon the exercise of outstanding warrants to purchase our common stock.

     In addition, pursuant to Rule 416 of the Securities Act, this prospectus and the registration statement of which it is a part cover a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before making an investment in Medical Discoveries. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such a case, you may lose all or part of your investment. The risks below address some of the factors that may affect our future operating results and financial performance.

Risks Relating to Our Business

Our Independent Auditors Have Expressed Substantial Doubt As To Our Ability To Continue As A Going Concern. Our auditors have expressed substantial doubt about our ability to continue as a going concern because of our recurring losses from our development-stage activities in current and prior years. We have not generated any significant revenues to date. We expect to continue to incur substantial net operating losses over the next several years. We may not be able to generate sufficient revenues to become profitable and do not expect to generate any revenues for several years. We struggle with operating and liquidity issues due to our negative cash flows from operations and we have had difficulty in the past with raising capital. As a result of these and other factors, our independent auditors have expressed substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

We Have Incurred Substantial Losses Since Our Inception And May Continue To Operate At A Loss. We have experienced net losses in each twelve-month period since inception, with a retained deficit of approximately $19,469,584 as of September 30, 2004. Our losses from operations in 2003 were $952,043 and our cumulative losses from operations since inception through September 30, 2004 were $18,070,007. We will likely continue to experience a net operating loss until, and if, we can fully commercialize our technologies, which will not be for several years. We are presently investing all of our resources in the testing, development and commercialization of MDI-P and our other technologies. There can be no assurance that MDI-P, our other technologies, or any other project undertaken by us will ever enable us to generate consistent revenues from operations. Even if our technologies begin generating revenues, the revenues may not exceed the costs of research, development, testing, regulatory approval and other costs. Accordingly, we may not ever realize a profit from operations.

We May Not Be Able To Raise Sufficient Capital To Meet Present And Future Obligations. As of September 30, 2004, our current liabilities exceeded our current assets by $2,825,710 and we had cash of only $434,455. We need additional capital in order to satisfy current liabilities and meet basic operational needs. We also will need substantial additional capital to fund regulatory approvals and to fully commercialize our technologies. We do not anticipate that revenues will satisfy these capital requirements. Furthermore, we may not to be able to obtain the amount of additional capital needed or may be forced to pay an extremely high price for capital.

     The timing and amount of our future capital requirements will depend on many factors, including, without limitation the following:

•	our ability to raise additional funding and the amounts raised, if any;

•	the time and costs involved in obtaining regulatory approvals;

•	the results of pre-clinical studies and clinical trials;

•	the cost of manufacturing scale-up;

•	competing technological and market developments;

•	the costs of filing, prosecuting and enforcing patent claims; and

•	the effectiveness of our commercialization activities.

     Factors affecting the availability and price of capital may include, without limitation, the following:

•	market factors affecting the availability and cost of capital generally;

•	our performance;

•	the size of our capital needs;

•	the market’s perception and acceptance of our technologies;

•	the price, volatility and trading volume of our common shares; and

•	the effect of the exercise of outstanding options and warrants exercisable into approximately 58 million shares of common stock.

     If we are unable to obtain sufficient capital or are forced to pay a high price for capital, we may be unable to complete testing, regulatory approval and commercialization of our technologies and may never achieve consistent revenues or profitability. In addition, because of their size, resources and other factors, our competitors may have better access to capital than we do and, as a result, may be able to exploit opportunities more rapidly, easily or thoroughly than we can.

We Are Dependent On A Single Product, The Failure Of Which Would Likely Cause Us To Cease Operations. We are entirely dependent on our ability to develop MDI-P, which is our sole product. We have not commercialized MDI-P or any other product and our failure to commercialize MDI-P would likely cause us to cease operations. While we believe MDI-P may have very broad commercial applications and is not tied to any one indication, we do not have any other products under development, nor do we have scientific personnel on staff to develop any further technologies. While our pre-clinical studies of MDI-P to date have been quite favorable in terms of high efficacy as an anti-infective with a low toxicity profile, there is no certainly that MDI-P will be successful. The results of our pre-clinical studies may not be indicative of future clinical trials. Moreover, unacceptable toxicity could occur at any time in the course of human trials or, if MDI-P is approved for sales, during commercial use. Even if MDI-P does prove to be safe and effective and receives regulatory approvals, we may be unable to successfully commercialize it or any other product.

Our Operations Are And Will Be Subject To Extensive Government Regulation. Our use of MDI-P in the treatment of Cystic Fibrosis, HIV and for other human or non-human uses is subject to extensive regulation by United States and foreign governmental authorities. In particular, pharmaceutical treatments are subject to rigorous pre-clinical and clinical testing and other approval requirements by the FDA in the United States under the federal Food, Drug and Cosmetic Act and by comparable agencies in most foreign countries. Various federal, state and foreign statutes also govern or influence the manufacture, labeling, storage, record keeping, and marketing of such products. Pharmaceutical manufacturing facilities are also regulated by state, local, and other authorities. Obtaining approval from the FDA and other regulatory authorities for a new drug or treatment may take several years and involve substantial expenditures. Moreover, ongoing compliance with these requirements can require the expenditure of substantial resources. Difficulties or unanticipated costs may be encountered by us in our efforts to secure necessary governmental approvals, which could delay or preclude us from marketing MDI-P.

     There can be no assurance that we will attract sufficient capital to complete the regulatory approval process. Even if we do attract sufficient capital, we can make no assurance that we will be successful in achieving approval or, if we do achieve approval, that future revenues will be sufficient to justify the expense of the regulatory approval process. In addition, a marketed product is subject to continual FDA scrutiny. Post-clinical discovery of problems or failure to comply with Good Manufacturing Practices or other FDA requirements may result in restrictions on or discontinuance of marketing of a product, as well as expose the Company to potential civil and criminal sanctions.

     The FDA imposes substantial requirements upon and conditions precedent to the introduction of therapeutic drug products, such as MDI-P, through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures to demonstrate that such products are both safe and effective in treating the indications for which approval is sought. After testing in animals, an Investigational New Drug, or IND, application must be filed with the FDA to obtain authorization for human testing. When the clinical testing has been completed and analyzed, final manufacturing processes and procedures are in place, and certain other required information is available to the manufacturer, a manufacturer may submit a new drug application, or NDA, to the FDA. No action can be taken to market MDI-P, or any therapeutic drug product, in the United States until an NDA has been approved by the FDA.

     The IND process in the United States is governed by regulations established by the FDA which strictly control the use and distribution of investigational drugs in the United States. The guidelines require that an application contain sufficient information to justify administering the drug to humans, that the application include relevant information on the chemistry, pharmacology and toxicology of the drug derived from chemical, laboratory and animal or in vitro testing, and that a protocol be provided for the initial study of the new drug to be conducted on humans.

     In order to conduct a clinical trial of a new drug in humans, a sponsor must prepare and submit to the FDA a comprehensive IND. The focal point of the IND is a description of the overall plan for investigating the drug product and a comprehensive protocol for each planned study. The plan is carried out in three phases: Phase I clinical trials, which involve the administration of the drug to a small number of healthy subjects to determine safety, tolerance, absorption and metabolism characteristics; Phase II clinical trials, which involve the administration of the drug to a limited number of patients for a specific disease to determine dose response, efficacy and safety; and Phase III clinical trials, which involve the study of the drug to gain confirmatory evidence of efficacy and safety from a wide base of investigators and patients.

     Phase I testing typically takes at least one year, Phase II trials typically take from 1-1/2 to 2-1/2 years, and Phase III trials generally take from 2 to 5 years to complete. Should the FDA grant “fast-track” status to MDI-P based upon its safety profile and early signs of efficacy in Phase I clinical trials, the overall timeline for completion of Phase II-III clinical trials can be compacted to as little as 2-3 years. We can give no assurance that Phase I, Phase II or Phase III testing for MDI-P will be completed successfully within any specified time period, if at all. While we are hopeful that “fast-track” status might be provided MDI-P, there is no assurance that such status will, in fact, be provided. Furthermore, the FDA may suspend clinical trials at any time if the patients are believed to be exposed to a significant health risk.

     An investigator’s brochure must be included in the IND and the IND must commit the sponsor to obtain initial and continual review and approval of the clinical investigation. A section describing the composition, manufacture and control of the drug substance and the drug product is included in the IND. Sufficient information is required to be submitted to assure the proper identification, quality, purity and strength of the investigational drug. A description of the drug substance, including its physical, chemical, and biological characteristics, must also be included in the IND. The general method of preparation of the drug substance must be included. A list of all components including inactive ingredients must also be submitted. There must be adequate information about pharmacological and toxicological studies of the drug involving laboratory animals and in vitro tests on the basis of which the sponsor has concluded that it is reasonably safe to conduct the proposed clinical investigation. Where there has been widespread use of the drug outside of the United States or otherwise, it is possible in some limited circumstances to use well documented clinical experience as a substitute for other pre-clinical work.

     The FDA typically takes several months to consider and act on an IND application. If no agency comment is provided on the IND application within one month, we will be allowed to begin recruiting patients for our Phase I clinical trial. We can give no assurance that our IND application will be approved or, if approved following comments or subject to modifications, the length of FDA approval time.

     After the FDA approves the IND, the investigation is permitted to proceed, during which the sponsor must keep the FDA informed of new studies, including animal studies, make progress reports on the study or studies covered by the IND, and also be responsible for alerting FDA and clinical investigators immediately of unforeseen serious side effects or injuries.

     When all clinical testing has been completed and analyzed, final manufacturing processes and procedures are in place, and certain other required information is available to the manufacturer, a manufacturer may submit an NDA to the FDA. An NDA must be approved by the FDA covering the drug before its manufacturer can commence commercial distribution of the drug. The NDA contains a section describing the clinical investigations of the drug which section includes, among other things, the following: a description and analysis of each clinical pharmacology study of the drug; a description and analysis of each controlled clinical study pertinent to a proposed use of the drug; a description of each uncontrolled clinical study including a summary of the results and a brief statement explaining why the study is classified as uncontrolled; and a description and analysis of any other data or information relevant to an evaluation of the safety and effectiveness of the drug product obtained or otherwise received by the applicant from any source foreign or domestic. The NDA also includes an integrated summary of all available information about the safety of the drug product including pertinent animal and other laboratory data, demonstrated or potential adverse effects of the drug, including clinically significant potential adverse effects of administration of the drug contemporaneously with the administration of other drugs and other related drugs. A section is included describing the statistical controlled clinical study and the documentation and supporting statistical analysis used in evaluating the controlled clinical studies.

     Another section of the NDA describes the data concerning the action of a drug in the human body over a period of time and data concerning the extent of drug absorption in the human body or information supporting a waiver of the submission of such data. Also included in the NDA is a section describing the composition, manufacture and specification of the drug substance including the following: a full description of the drug substance, its physical and chemical characteristics; its stability; the process controls used during manufacture and packaging; and such specifications and analytical methods as are necessary to assure the identity, strength, quality and purity of the drug substance as well as the availability of the drug products made from the substance. NDAs contain lists of all components used in the manufacture of the drug product and a statement of the specifications and analytical methods for each component. Also included are studies of the toxicological actions of the drug as they relate to the drug’s intended uses.

     The data in the NDA must establish that the drug has been shown to be safe for use under its proposed labeling conditions and that there is substantial evidence that the drug is effective for its proposed use(s). Substantial evidence is defined by statute and FDA regulation to mean evidence consisting of adequate and well-controlled investigations, including clinical investigations by experts qualified by scientific training and experience, to evaluate the effectiveness of the drug involved. We can give no assurance that even if we complete clinical testing that our NDA will be approved. Currently, we have not completed all testing required to prepare and submit an IND to the FDA and we do not have the financial resources necessary to do so.

     Other product applications which may be developed for MDI-P could require regulatory approvals from other governmental agencies, such as the Environmental Protection Agency pursuant to the Federal Insecticide, Fungicide, and Rodenticide Act and the Toxic Substances Control Act, and other present and potential federal, state and local regulations. These approvals can involve considerable money, time and effort and do not, in and of themselves, guarantee any commercial success for the product applications approved.

Our Products Will Be Exposed To Pricing And Reimbursement Risks. Our ability to earn revenue will depend in part on the extent to which reimbursement for the costs of the products and related treatments will be available from government health administration authorities, private health coverage and managed care organizations. Third-party payers are increasingly challenging the prices of drugs and medical services. If purchasers or users of MDI-P are not able to obtain adequate reimbursement, they may forego or reduce their use.

Our Technologies Are Unproven. While we have received positive results from preliminary studies of MDI-P, more studies are necessary in order for us to accurately predict the ultimate effectiveness of our technologies as anti-viral, anti-bacterial and anti-fungal agents. Furthermore, we cannot as of yet be sure that MDI-P is safe to humans when used as intended. Extensive additional research and testing will be necessary before we can fully commercialize our technologies. If our technologies are ultimately deemed unsafe or ineffective, then we will not likely be able to recoup our substantial investment in research and development.

We Face Intense Competition And Competing Products. Competition in the market for MDI-P is intense and will likely further intensify. The biotechnology and pharmaceutical industries are characterized by rapidly evolving technologies and intense competition. Our competitors include major pharmaceutical, and specialized biotechnology companies, many of which have financial, technical, and marketing resources significantly greater than ours. Fully integrated pharmaceutical companies, due to their expertise in research and development, manufacturing, testing, obtaining regulatory approvals, and marketing, as well as their substantially greater financial and other resources, may be our most formidable competitors. In addition, acquisitions by such pharmaceutical companies could enhance the financial and marketing resources of smaller competitors. Furthermore, colleges, universities, governmental agencies, and other public and private research organizations will continue to conduct research and possibly market competitive commercial products on their own or through joint ventures. These institutions are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. These institutions also will compete with us in recruiting and retaining highly qualified scientific personnel.

     We are also aware of private and government entities that have studied and used MDI-P-like products in Russia, Japan and the United States for several years. If MDI-P gains recognition, we anticipate that international pharmaceutical companies will be interested in investing or competing in this market. Our present and future competitors may be able to develop and commercialize technologies quicker than we can.

     If and when we obtain regulatory approval for any of the potential uses of our technology which require them, we must then compete for acceptance in the marketplace. Given that such regulatory approval, especially in the United States, may take a number of years, the timing of the introduction of our technology and other products to the market is critical. Other safe and effective drugs and treatments may be introduced into the market prior to the time that we are able to obtain approval for the commercialization of our technology. In addition, even after such regulatory approval is obtained, competition among products approved for sale may be affected by, among other things, product efficacy, safety, reliability, availability, price, and patent position. There can be no assurance that our technology will be competitive if and when introduced into the marketplace for any of its possible uses. Even if we do successfully commercialize our technologies, there can be no assurance that our products will gain significant market share as we attempt to compete with more traditional anti-infective products and methods.

Our Intellectual Property May Not Be Adequately Protected. Our technology is not necessarily novel; thus we rely heavily on our patent protection to prevent others from using the human therapeutic applications of our technology. It is our policy to protect our intellectual property and proprietary technologies by, among other means, filing patent applications to protect technology that we consider important to the development of our business. We also rely on trade secrets and improvements, unpatented know-how, and continuing technological innovation to develop and maintain our competitive position. Despite our policy to seek patent protection wherever appropriate, there can be no assurance that our patent applications will result in further patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. While we have obtained several United States patents, persons in jurisdictions outside of the United States in which no application has been filed, or which do not honor United States patents, may develop and market infringing technologies. Also, the cost of enforcing patents outside of North America, as well as other obstacles, may limit our ability to enforce any patents outside of the United States. There can also be no assurance that any patent issued to us will not be infringed or circumvented by others or that others will not obtain patents that we would need to license or circumvent. There can be no assurance that licenses, which might be required for our processes or products, would be available on reasonable terms or that patents issued to others would not prevent us from developing and marketing our products. In addition, there can be no assurance that a court of competent jurisdiction would hold our patents valid if issued. To the extent we also rely on unpatented trade secrets, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology. Finally, our products and processes may infringe on patents of others. If relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in the claims, or be required to obtain licenses or redesign our products or processes to avoid infringement.

We Face Significant Product Liability. We face an inherent business risk of exposure to product liability and other claims in the event our products results in or is alleged to result in harmful effects. We may not be able to avoid significant liability exposure. We may not have or be able to obtain or maintain sufficient insurance coverage at a reasonable cost. An inability to obtain sufficient insurance coverage at a reasonable cost could prevent or inhibit the commercialization of our technology. Even if we avoid liability exposure, we could incur significant costs that hurt our financial performance.

Risks Specific to the Purchase of Common Stock in This Offering

The Market For Our Stock Is Thin And Subject To Manipulation. Our common stock is traded on the NASD OTC Bulletin Board under the symbol “MLSC.” The following table sets forth the range of bid quotations for our common stock for the quarters indicated according to data provided by The NASDAQ Stock Market, Inc. Such quotations reflect inter-dealer prices, without retail mark-ups, markdowns or commissions, and may not represent actual transactions.

PERIOD	HIGH BID	LOW BID
Quarter ended September 30, 2004	$0.301	$0.150
Quarter ended June 30, 2004	0.300	0.115
Quarter ended March 31, 2004	0.100	0.100
Quarter ended December 31, 2003	0.395	0.060

The Market Price For Our Common Stock Will Likely Be Volatile And May Change Dramatically At Any Time. The market price of our common stock, like that of the securities of other early-stage companies, may be highly volatile. Our stock price may change dramatically as the result of announcements of our quarterly results, the execution or termination of significant customer contracts, significant litigation or other factors or events that would be expected to affect our business or financial condition, results of operations and other factors specific to our business and future prospects. In addition, the market price for our common stock may be affected by various factors not directly related to our business, including the following:

•	intentional manipulation of our stock price by existing or future stockholders;

•	short selling of our common stock or related derivative securities;

•	the interest, or lack of interest, of the market in our business sector, without regard to our financial condition or results of operations;

•	the adoption of governmental regulations and similar developments in the United States or abroad that may affect our ability to develop our products or affect our cost structure;

•	economic and other external market factors, such as poor economic indicators or investor distrust.

Obtaining Additional Capital Though The Sale Of Common Stock Will Result In Dilution Of Stockholder Interests. We plan to raise additional funds in the future by issuing additional shares of common stock, or securities such as convertible notes, options, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

We Are Unlikely To Pay Dividends On Our Common Stock In the Foreseeable Future. We have never declared or paid dividends on our stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future, and it is unlikely that investors will derive any current income from ownership of our stock. This means that your potential for economic gain from ownership of our stock depends on appreciation of our stock price and will only be realized by a sale of the stock at a price higher than your purchase price. Because there presently is no public market for our common stock, you may be unable to realize a gain on your investment.

FORWARD-LOOKING STATEMENTS

     This prospectus, any supplement to this prospectus and the documents incorporated by reference contains statements that constitute “forward-looking statements” within the meaning of section 27A of the Securities Act and section 21E of the Securities Exchange Act. To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statement are forward-looking. Such statements can be identified by the use of the forward-looking words such as “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes” and variations of such words or similar expressions. Additional forward-looking statements may be made by us from time to time.

     Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, expressed in good faith and have a reasonable basis, including without limitation, our examination of historical operating trends, data contained in our records and other data available from third parties, there can be no assurance that our expectations, beliefs and projections will result or be achieved or accomplished. There are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this prospectus.

     In addition, these forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock, less any applicable discounts or commissions. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

DETERMINATION OF OFFERING PRICE

     The offering price of the shares of common stock offered by this prospectus is being determined by each of the selling stockholders on a transaction-by-transaction basis based upon factors that such selling stockholder considers appropriate. The offering prices determined by the selling stockholders may, or may not, relate to a current market price but should not, in any case, be considered an indication of the actual value of the shares of common stock. We do not have any influence over the price at which selling stockholders offer or sell the shares of common stock offered by this prospectus.

DILUTION

     Our net tangible book value (tangible assets less total liabilities) at September 30, 2004 was $(2,825,710) or approximately $(0.0275) per each of the 102,746,101 shares of common stock then outstanding. Accordingly, new investors who purchase shares will suffer an immediate, total dilution of their investment.

     As of September 30, 2004, there were outstanding options to purchase up to 19,283,000 shares of our common stock as well as warrants to purchase up to 7,299,979 shares of our common stock. The existence of those options and conversion rights may hinder future equity offerings by us, and the exercise of those options and conversion rights may have an adverse effect on the value of shares of our common stock. Furthermore, the holders of those options and conversion rights may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

SELLING SECURITY HOLDERS

     All of the offered shares are to be sold by existing security holders. The selling stockholders acquired the rights to their shares and warrants (i) in a private placement of Series A Convertible Preferred Stock and warrants in October 2004; (ii) in a contingent private placement of Series A Convertible Preferred Stock and warrants in December 2004; and (iii) in exchange for placement agent services and consulting in connection with the foregoing financings.

     Of the shares of our common stock offered hereby, 350,000 shares consist of restricted common stock, 84,000,000 shares are issuable upon the conversion of Series A Convertible Preferred Stock, and 29,161,158 shares are issuable upon the exercise of outstanding warrants to purchase our common stock.

     In addition, pursuant to Rule 416 of the Securities Act, this prospectus and the registration statement of which it is a part cover a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

     For purposes of this prospectus, we have assumed that the number of shares issuable upon exercise of each of the warrants is the number stated on the face thereof. The number of shares issuable upon exercise of the warrants, and available for resale hereunder, is subject to adjustment and could materially differ from the estimated amount depending on the occurrence of a stock split, consolidation stock dividend, or similar transaction resulting in an adjustment in the number of shares subject to the warrants.

     The table below sets forth, as of December 22, 2004:

•	the name of each selling stockholder;

•	certain beneficial ownership information with respect to the selling stockholders;

•	the number of shares that may be sold from time to time by each selling stockholder pursuant to this prospectus; and

•	the amount (and, if 1% or more, the percentage) of shares of common stock to be owned by each selling stockholder if all offered shares are sold.

     Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable upon the conversion of Preferred stock or exercise of outstanding warrants held by a selling stockholder, to the extent exercisable before December   , 2004, are treated as outstanding for purposes of computing each selling stockholder’s ownership of outstanding shares of common stock and percentage ownership (but not the percentage ownership of other selling stockholders).

     We believe that voting and investment power with respect to shares shown as beneficially owned by selling stockholders resides with the individuals identified in the table below, with respect to entities, or in the footnotes to the table below. There can be no assurance that any of the shares offered hereby will be sold.

	Beneficial Ownership				Beneficial Ownership upon
	Before Offering				Completion of the Offering
				Number of Shares
Beneficial Owner	Number of Shares		Percent	Being Offered	Number of Shares	Percent
Monarch Pointe Fund, Ltd.	27,660,397	(1)	12.68	27,660,397	—	—
Mercator Momentum Fund, LP	42,248,856	(2)	19.37	42,248,856	—	—
Mercator Momentum Fund III, LP	29,189,883	(2)	13.38	29,189,883	—	—
Mercator Advisory Group, LLC	12,353,838	(2)	5.66	12,353,838	—	—
Ascendiant Securities, LLC	1,708,184		0.78	1,708,184	—	—
Ascendiant Capital Group, LLC	350,000		0.16	350,000	—	—

(1)	Includes an estimated number of shares of common stock issuable upon conversion of Series A convertible preferred stock. On October 18, 2004 we issued 12,000 shares of Series A preferred stock to Monarch Pointe Fund, Ltd. Under the terms of that issuance, each share of Series A stock entitles the holder to convert the share into the number of shares of common stock resulting from multiplying $100 by the conversion price. The conversion price is 85% of the average of the lowest three intra-day trading prices for our common stock during the 10 trading days immediately preceding the conversion date, but the conversion price may not exceed $0.1967 or be lower than $0.05. For purposes of this filing, we have assumed a conversion price of $0.05 per share for purposes of the 12,000 share Series A issuance. Thus, for that issuance we are registering 24,000,000 shares of common stock (which is the number of shares required to be registered pursuant to the applicable registration rights agreement with Monarch Pointe Fund, Ltd.).

(2)	Includes an estimated number of shares of common stock issuable upon conversion of a contingent issuance of Series A convertible preferred stock. On December 7, 2004 we entered into a subscription agreement to issue 30,000 shares of Series A preferred stock to Mercator Momentum Fund, LP and Mercator Momentum Fund III, LP. The sale is contingent upon us entering into and closing a definitive agreement to purchase certain assets in a proposed acquisition, the details of which have not yet been disclosed and regarding which no definitive agreement is yet executed. Under the terms of that contingent issuance, each share of Series A stock would entitle the holder to convert the share into the number of shares of common stock resulting from multiplying $100 by the conversion price. The conversion price is 75% of the average of the lowest three intra-day trading prices for our common stock during the 10 trading days immediately preceding the conversion date, but the conversion price may not exceed $0.1967. For purposes of this filing, we have assumed a conversion price of $0.05 per share for purposes of the 302,000 share Series A contingent issuance. Thus, for that contingent issuance we are registering 60,000,000 shares of common stock (which is the number of shares required to be registered pursuant to the applicable registration rights agreement with Mercator Momentum Fund, LP and Mercator Momentum Fund III, LP).

PLAN OF DISTRIBUTION

     The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

     The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling stockholders may also sell shares by means of short sales to the extent permitted by United States securities laws. Short sales involve the sale by a selling shareholder, usually with a future delivery date, of shares of common stock that the seller does not own. Covered short sales are sales made in an amount not greater than the number of shares subject to the short seller’s warrant, exchange right or other right to acquire shares of common stock. A selling shareholder may close out any covered short position by either exercising its warrants or exchange rights to acquire shares of common stock or purchasing shares in the open market. In determining the source of shares to close out the covered short position, a selling shareholder will likely consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which it may purchase shares of common stock pursuant to its warrants or exchange rights.

     Naked short sales are any sales in excess of the number of shares subject to the short seller’s warrant, exchange right or other right to acquire shares of common stock. A selling shareholder must close out any naked position by purchasing shares. A naked short position is more likely to be created if a selling shareholder is concerned that there may be downward pressure on the price of the shares of common stock in the open market.

     The existence of a significant number of short sales generally causes the price of the shares of common stock to decline, in part because it indicates that a number of market participants are taking a position that will be profitable only if the price of the shares of common stock declines. Purchases to cover naked short sales may, however, increase the demand for the shares of common stock and have the effect of raising or maintaining the price of the shares of common stock.

     The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Expenses, Indemnification and Registration Obligations. We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. We have not retained any underwriter, broker or dealer to facilitate the offer or sale of the shares offered hereby. We will pay no underwriting commissions or discounts in connection therewith.

     We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. The selling stockholders may indemnify any broker-dealers that participate in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Passive Market Making. We have advised the selling stockholders that while they are engaged in a distribution of the shares offered pursuant to this prospectus, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliate purchasers and any broker-dealers or other persons who participate in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. We do not intend to engage in any passive market making or stabilization transactions during the course of the distribution described in this prospectus. All of the foregoing may affect the marketability of the shares offered pursuant to this prospectus.

Limitations. We have advised the selling stockholders that, to the extent necessary to comply with governing state securities laws, the offered securities should be offered and sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, we have advised the selling stockholders that the offered securities may not be offered or sold in any state unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available with respect to such offers or sales.

LEGAL PROCEEDINGS

     We are not aware of any legal proceedings against us. We may however be involved, from time to time, in various legal proceedings and claims incident to the normal conduct of our business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth certain information regarding the executive officers and directors of Medical Discoveries, Inc. as of December 22, 2004.

Name	Age	Title	Term of
David R. Walker	59	Chairman of the Board of Directors	6 Years
Judy Robinett	51	President and Chief Executive Officer, Director	4 Years
Larry Anderson	55	Director	< 1 Year
Stephen R. Drake	35	Secretary	< 1 Year

David R. Walker

     David R. Walker joined the Board of Directors on May 2, 1996, and was appointed Chairman of the Board of Directors on May 10, 1998. He has served as Chairman of the Audit Committee since its inception in 2001. For over 20 years, Mr. Walker has held the office of General Manager of Sunheaven Farms, the largest onion growing and packing entity in the State of Washington with annual revenues in excess of $50 million. In the capacity of General Manager, Mr. Walker performs the functions of a traditional chief financial officer. Mr. Walker holds a Bachelor of Arts degree in economics from Brigham Young University with minors in accounting and finance.

Judy Robinett

     Judy M. Robinett has held the office of President and Chief Executive Officer since November, 2000, and joined the Board of Directors on February 9, 2001. Since 1994, she has owned and operated an international consulting company focused on strategic planning, finance, marketing, and distribution for entrepreneurs and established companies. Prior to that, Ms. Robinett’s employment positions included Vice President for Quality Improvement for a regional hospital, Division Manager for Universal Foods, Group Manager for EG&G’s Nuclear Training Facility in Idaho, and a Planner for the State of Idaho. Ms. Robinett has published more than 50 articles on business finance and operations and is a recognized authority on quality control. Ms. Robinett holds a Bachelors of Sciences degree in psychology and a Masters degree in labor economics from Utah State University.

Larry Anderson

     Larry Anderson has a wide range of investment banking, sales and entrepreneurial experience. He has held investment banking and stock broker positions with Merrill Lynch, Oppenheimer and Kidder Peabody, managing up to $300 million in accounts. Mr. Anderson has significant sales experience including holding national sales leader awards while at Automated Data Processing and Qantel. Mr.

Anderson is an entrepreneur with numerous start-ups and turn-arounds to his credit. He currently owns and operates, among other companies, C Innovation, a leading K-12 educational software company. Mr. Anderson currently lives in Salt Lake City, Utah, and attended college at Brigham Young University.

Stephen R. Drake

     Stephen R. Drake was elected Secretary of the Company effective as of April 1, 2004. He has served as legal counsel to the Company since November 2000. Mr. Drake is an attorney in private practice with Stoel Rives LLP in Boise, Idaho, where he practices corporate and securities law. Mr. Drake received a Bachelors of Arts degree, cum laude, from Albertson College in 1991 and a Juris Doctor degree, cum laude, from Willamette University College of Law in 1996.

     We also have a scientific advisory board consisting of the following individuals:

Bruce I. Dezube, M.D.
Director of AIDS Oncology, Beth Israel Deaconess Medical Center, Boston
Associate Professor of Medicine, Harvard Medical School
 We retained Dr. Dezube to oversee medical testing, FDA protocol alignment and approvals planning for MDI-P. Dr. Dezube will be the principal investigator for our IND in HIV. Dr. Dezube is a member of the AIDS Clinical Trial Group (ACTG) where he is principal investigator in more than seven studies involving the testing and evaluation of interferon and newer anti-HIV agents. Additionally, Dr. Dezube has been involved in industry-sponsored studies of other anti-HIV agents, assisting with required FDA approvals. In one such action, Dr. Dezube assisted Fuji Immuno Pharmaceuticals, Inc. in receiving the quickest FDA approval for Phase 1 clinical trials ever granted an anti-HIV drug. Dr. Dezube received his M.A. from Harvard University and his M.D. from Tufts University. Dr. Dezube was a research fellow in hematology and oncology and is board certified in internal medicine, hematology, and oncology.

Robert A. Mastico, Ph.D.
Physical Chemist, Independent Consultant
 Dr. Mastico specializes in the chemistry, manufacturing and control of new drug substances required for FDA approval. He successfully submits at least three new INDs to the FDA each year, handling the manufacturing and analytical data (CMC section) for investigational therapeutics. We have retained Dr. Mastico to determine the chemical characterization requirements for MDI-P, and for planning and compliance with all FDA and other required certifications involving chemical analyses. Dr. Mastico received his Ph.D. from the University of Leeds in genetic biochemistry and has fifteen years experience in the fields of biotherapeutics and pharmaceutical production.

Craig R. Palmer, Ph.D.
Principal, Palmer Capital Group, LLC
 Dr. Palmer has served over the past twenty years as a strategic financial advisor to a wide variety of technology platform and biotech companies in their capital formation, management and product licensing arenas. We have retained Dr. Palmer to assist us in managing the pre-clinical and clinical development of MDI-P as well as commercialization. He serves as a director on several biotech and biomedical companies, and has successfully licensed major ethical drugs and biomedical devices. Prior to his involvement as a Principal in Palmer Capital Group LLC, and its predecessor The Palmer Group, he served as a manager and principal in the consulting operations of Ernst & Young (10 years), followed by a brief stint as a VP of Investments for a regional bank and its SBIC. Dr. Palmer has assisted a number of his clients in securing underwriters for their IPOs or secondary offerings. He has also assisted several clients in establishing major strategic partnerships for product development. Dr. Palmer received his Ph.D. from the University of Washington, where he was an NDEA Title IV fellow.

Dr. Henry R. Thompson, M.D.
Director, Cystic Fibrosis Program Therapeutics Center, St. Luke’s Health Center, Boise, Idaho
 On September 23, 2004, Dr. Thompson agreed to serve as Project Manager and Principal Investigator for

MDI’s Phase I trials in late-term adult Cystic Fibrosis (CF) patients. Dr. Thompson is a gastroentologist, and received his M.D. from Oregon Health Sciences University. He held a Fellowship in pediatric gastroenterology at Children’s Hospital in Denver, at the University of Colorado Health Science’s unit, where he also participated in clinical studies. Dr. Thompson has been an Assistant Professor at the University of Utah’s Medical School, and is a Board certified Fellow in the American Association of Pediatrics. He has previously received grants from both the Cystic Fibrosis Foundation and the NIH.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding persons known by the Company to beneficially own, as defined by Rule 13d-3 under the Securities Exchange Act of 1934, more than 5% of Common Stock as of November 4, 2004, based solely on information regarding such ownership available to the Company in filings by such beneficial owners with the SEC on Schedules 13D and 13G. The following table also sets forth information regarding beneficial ownership of Common Stock as of November 4, 2004, except as noted below, by the Directors and the Named Executive Officer and by the Directors and Named Executive Officer as a group.

	Number of Shares
	and Nature of		Percent
	Beneficial		of
Name and Address of Beneficial Owner(a)	Ownership(b)		Class
Certain Beneficial Owners:
Monarch Pointe Fund, Ltd.	10,353,585		9.9
Judy M. Robinett	16,030,000	(c)	15.3
Directors/Named Executive Officer:
David R. Walker	1,153,539	(d)	1.1
Judy M. Robinett	16,030,000	(c)	15.3
Larry Anderson	250,000		.2
All Directors and Executive Officers as a Group (3 persons)	43,817,124	(e)	41

*	Less than 1%

(a)	Unless otherwise indicated, the business address of each person listed is c/o Medical Discoveries, Inc., 1338 S. Foothill Drive, #266, Salt Lake City, Utah 84108.

(b)	For purposes of this table, shares are considered to be beneficially owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. Shares are also considered beneficially owned if a person has the right to acquire the beneficial ownership of the shares within 60 days of November 4, 2004. Unless otherwise indicated in these footnotes, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

(c)	Includes 16,000,000 shares that may be acquired upon the exercise of currently exercisable stock options.

(d)	Includes 750,000 shares that may be acquired upon the exercise of currently exercisable stock options.

(e)	Includes 16,750,000 shares that may be acquired upon the exercise of currently exercisable stock options and warrants.

DESCRIPTION OF SECURITIES

     The following description of our authorized capital stock is subject to the detailed provisions of our Articles of Incorporation. Our Articles of Incorporation are included as Exhibit 2.1 to the registration statement.

     The aggregate number of shares of capital stock authorized for issuance by our Articles of Incorporation is 300,000,000, of which 250,000,000 are shares of common stock, no par value, and 50,000,000 are shares of preferred stock, no par value.

Common Stock.

     As of November 4, 2004, there were 104,581,669 shares of common stock issued and outstanding and 1,435 stockholders of record.

Dividend Rights. We have never declared or paid any cash dividends on our voting ordinary shares. Any future payment of dividends will be made at the discretion of our Board of Directors based upon conditions then existing, including earnings, financial condition and capital requirements as well as such economic and other conditions as our Board of Directors may deem relevant. Our By-Laws provide that the Board of Directors may, from time to time declare, and we may pay dividends on our outstanding shares in the manner and upon the terms and conditions provided by law.

Voting. Holders of our common stock are entitled to cast one vote in person or by proxy for each share of such common stock standing in his name on the stock transfer records of the Corporation. No shareholder has the right to cumulate votes in the election of directors. Currently, there are three members on our Board of Directors.

Dissolution Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Company, after any preferential amount with respect to the Preferred Stock has been paid or reserved, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Company.

Preemptive Rights. There are no preemptive rights authorized by our Articles of Incorporation or our By-Laws.

Redemption. There are no redemption provisions applicable to our common stock.

Certain Provisions of the Articles of Incorporation. Our Articles of Incorporation provide that we may indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

Preferred Stock.

     As of November 4, 2004, there were 12,000 shares of Series A Convertible Preferred Stock issued and outstanding and another 30,000 shares pending issuance pursuant to a contingent subscription agreement.

Dividend Rights. The holders of Series A preferred stock are entitled to a dividend preference over other classes of capital stock.

Voting. The Series A preferred stock is non-voting.

Dissolution Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A preferred stock are entitled to a return of their original investment before the holders of Common Stock and the holders of any other series of Preferred Stock are entitled to receive the net assets of the Company.

Other Preferred Stock. Our Articles of Incorporation authorize the issuance of Preferred Stock in one or more series, from time to time, by the Board of Directors without further vote of the shareholders, except as may be provided for under applicable law or the rules of any stock exchange or other market system on which the preferred tock may then be listed or traded. The rights of the Board of Directors to designate and issue specific series of Preferred Stock will include, without limitation, the right to determine or designate the following with respect to each series:

•	The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

•	The dividend rate of such series, the conditions and times upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or on the other series of the same class, and whether dividends shall be cumulative or noncumulative;

•	The conditions upon which the shares of such series shall be subject to redemption by the Company and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

•	Whether or not the shares of the series shall be subject to the operation of retirement or sinking fund provisions to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

•	Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

•	Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

•	The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or upon distribution of assets of the Company; and

•	Any other designations, preferences, limitations and relative rights of the shares of such series, as the Board of Directors may deem advisable.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our Articles of Incorporation provide that we will indemnify and advance expenses to our directors, officers, employees, fiduciaries or agents and to any person who is or was serving at our request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law. The personal liability of our directors and officers to us or our shareholders, or to any third person, will be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

     Our Bylaws provide that we shall indemnify any director or officer if a determination has been made that the director or officer acted in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the Company’s best interests. The Bylaws provide that we shall not indemnify a director or officer if the director or officer, in connection with any proceeding by or in the right of the Company in which he or she was adjudged liable to the Company or any other proceeding he or she was adjudged liable on the basis that he or she derived an improper benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

RELATED PARTY TRANSACTIONS

     At September 30, 2004, we had accounts payable to our President and CEO totaling $879,136 for services performed and costs incurred in behalf of the Company. Also at September 30, 2004, we had an account payable to our bookkeeper of $91,161. We had notes payable to our stockholders aggregating $529,917 at September 30, 2004. Accrued interest payable recorded on these notes at September 30, 2004 was approximately $399,233.

DESCRIPTION OF BUSINESS

     Medical Discoveries, Inc. was incorporated on November 20, 1991 as a Utah corporation and maintains its principal offices at 1338 S. Foothill Drive, #266, Salt Lake City, Utah 84108. Our telephone number is (801) 582-9583. We are a development-stage bio-pharmaceutical company engaged in the research, validation, development and ultimate commercialization of a patented anti-infective technology. Our electrolyzed solution of free radicals represents a novel approach to treating our initial target indications, Cystic Fibrosis and HIV. We plan in the near future to conclude our pre-clinical work and enter the clinic in our initial target indication.

     Our product, called MDI-P, appears to have the ability to destroy certain viruses, bacteria and fungi without any associated toxicity both in animals and in cell-based assays. We are committed to the development of MDI-P as an anti-infective therapeutic product for in-vitro and in-vivo applications. Recently we announced that our clinical development objects have broadened to include Cystic Fibrosis as a lead indication, together with HIV. Our highest priority is to develop and commercialize MDI-P as a pharmaceutical for the treatment of HIV and Cystic Fibrosis. On November 1, 2004, we filed an Investigative New Drug application (IND) with the Food and Drug Administration (FDA) for MDI-P as a Cystic Fibrosis treatment. We plan to file an IND with the FDA for HIV in early 2005.

     To date, we have not generated significant revenues from operations or realized a profit. Through September 30, 2004, we had incurred a cumulative net loss since inception of $18,070,007. We believe we have sufficient capital to complete Phase I trials for Cystic Fibrosis. We are currently attempting to secure capital commitments to finance HIV clinical trials, determine additional potential indications for MDI-P, and to otherwise continue research and testing of our technologies in order to secure required approvals to bring products to market. In that we are a development stage company, we will increasingly require additional funding to continue the development of our technology and to finance submittal of our testing and trials to the appropriate regulatory agencies in order to secure approvals for product development and sales.

Status of Publicly Announced Reports. On August 4, 2004, we announced that our clinical development objectives have been broadened to include Cystic Fibrosis (CF) as a lead indication, together with HIV. The decision to include CF as a co-lead indication for MDI-P found its genesis in the third in a series of pre-clinical research reports from Dr. Emil Chi, Chairman of the Department of Histopathology at the University of Washington Medical School. This trial, the results of which were announced on May 20, 2004, studied MDI-P as a potential therapeutic agent for the treatment of the symptoms of CF. Results from this study showed that, 48 hours after treatment, MDI-P-treated CF-like mice lungs evidenced: a) a 60% reduction in mucus secretion; b) a 49% reduction in white blood cellular infiltration; and c) a 42% reduction in lung edema, as contrasted with untreated CF-like mice. In MDI-P-treated mice, the associated level of lung hemorrhage was reduced by 39%, the level of neutrophil lung infiltration was reduced by 49%, and eosinophil lung infiltration was reduced by 86%, as contrasted with untreated CF-

like mice. The 100% MDI-P solution provided a 100% host-sparing effect against this fatal CF-like condition. No overt signs of toxicity were found in the primary organs (lungs, liver, spleen, kidneys, brain) of mice treated with MDI-P.

     On August 10, 2004, we announced our receipt of a pharmacokinetics (PK) report, which studied the processes of bodily absorption, distribution, metabolism, and excretion (ADME) of in rabbits. Pharmacokinetics describes the time course of drug concentrations in plasma (and sometimes in other fluids and tissues) resulting from a particular dosing regimen. This study indicates that MDI-P has an average half-life in-vivo of 17.3 minutes, within a range of 10-20 minutes. Compared with most drugs, where the PK half-life thresholds typically range from many hours to days, this indicates that MDI-P’s pathogen-killing activity is compressed within very short timeframes. Furthermore, because toxicity is frequently associated with long half-lives of drug residues in the liver, heart, brain and other vital organs, the truncated half-life of MDI-P has very favorable characteristics associated with lower toxicity profiles.

     On August 17, 2004, we announced our receipt of a chronic toxicity study of MDI-P. Chronic toxicity studies test maximum dosages over longer timeframes in order to establish safety parameters for human usage and are required for any IND filings the Company makes. This study, when combined with our recently completed large mammal toxicology study, indicates that MDI-P is safe for use in humans under ICH guidelines, and appears non-toxic for use in human clinical trials. This report is consistent with the report we received on July 15, 2004, which was a large mammal toxicity report for MDI-P. The study found no sign of any toxicity from MDI-P in the anatomy, behavior, clinical chemical, hematological, or histopathological measures of adverse events.

     On September 23, 2004, we reached an agreement with Dr. Henry R. Thompson, Director of the Cystic Fibrosis Program Therapeutics Center at Boise, Idaho’s Cystic Fibrosis Clinic, located in St. Luke’s Health Center, to serve as Project Manager and Principal Investigator for MDI’s Phase I trials in late-term adult Cystic Fibrosis (CF) patients.

     On October 6, 2004, we announced our receipt of the last in a series of research reports required by the FDA for the company’s submission of an IND application in the fourth quarter for MDI-P in treating Cystic Fibrosis. The report focused on the use of MDI-P as an adjunct therapy to Tobramycin in pulmonary infection of juvenile New Zealand rabbits. The acute study, encompassing 25 rabbits in various study arms including saline control, showed that no inhibitory effects as a result of MDI-P occurred in rabbits also given Tobramycin, when administered intra-nasally in sequence with intra-nasal Tobramycin. When applied alone, Tobramycin showed satisfactory reduction in the extent of Pseudomonas aeruginosa pulmonary infection, as compared with saline control animals, and measured by broncheoaveolar lavage analysis of Pseudomonas aeruginosa infection from the rabbit lungs. When applied in sequence, both drugs also produced satisfactory reductions in infection.

Patents. Our patents and resulting intellectual properties now span more than a decade of research and development. We hold eight United States Patents, two Japanese patents and a Mexican patent on our core technologies. The US Patents are identified and have been awarded by the U.S. Patent Office under the following Notifications:

Patent No. 5,334,383 “Electrically Hydrolyzed Salines As In Vivo Microbicides For Treatment Of Cardiomyopathy And Multiple Sclerosis,”

Patent No. 5,507,932 “Apparatus For Electrolyzing Fluids,”

Patent No. 5,560,816 “Method For Electrolyzing Fluids,”

Patent No. 5,622,848 “Electrically Hydrolyzed Saline Solutions As Microbicides For In Vitro Treatment Of Contaminated Fluids Containing Blood,”

Patent No. 5,674,537 “An Electrolyzed Saline Solution Containing Concentrated Amounts Of Ozone And Chlorine Species,”

Patent No. 5,731,008 “Electrically Hydrolyzed Salines As Microbicides,”

Patent No. 6,007,686 “System For Electrolyzing Fluids For Use As Antimicrobial Agents,”

Patent No. 6,117,285 “System For Carrying Out Sterilization Of Equipment,”

Government Regulation. Our use of MDI-P in the treatment of HIV, Cystic Fibrosis and for other human or non-human uses is subject to extensive regulation by United States and foreign governmental authorities. In particular, pharmaceutical treatments are subject to rigorous pre-clinical and clinical testing and other approval requirements by the FDA in the United States under the federal Food, Drug and Cosmetic Act and by comparable agencies in most foreign countries. Various federal, state and foreign statutes also govern or influence the manufacture, labeling, storage, record keeping, and marketing of such products. Pharmaceutical manufacturing facilities are also regulated by state, local, and other authorities. Obtaining approval from the FDA and other regulatory authorities for a new drug or treatment may take several years and involve substantial expenditures. Moreover, ongoing compliance with these requirements can require the expenditure of substantial resources. Difficulties or unanticipated costs may be encountered by us in our efforts to secure necessary governmental approvals, which could delay or preclude us from marketing MDI-P.

     Other product applications which may be developed for MDI-P could require regulatory approvals from other governmental agencies, such as the Environmental Protection Agency pursuant to the Federal Insecticide, Fungicide, and Rodenticide Act and the Toxic Substances Control Act, and other present and potential federal, state and local regulations. These approvals can involve considerable money, time and effort and do not, in and of themselves, guarantee any commercial success for the product applications approved.

     For more information about the governmental regulation with respect to our business, you should refer to the “Risk Factors” section of this prospectus.

Research and Development Expenditures. Our research and development efforts consist primarily of pre-clinical development of and preparing applications for regulatory approvals for MDI-P. During the fiscal year ended December 31, 2003, we spent $100,423 on research and development of MDI-P. For the During fiscal 2002, we had no research and development expenditures due to lack of funds. From inception through September 30, 2004, we have recorded $3,361,129 in research and development expenses.

Employees. We currently have no employees. Judy M. Robinett, MDI’s President and CEO, is an independent contractor. We have engagements with a number of consultants for communications, investor relations, website development, accounting and other services. Over the past several years, our priority has been the advancement of our therapeutic technology through pre-clinical development and all capital resources have been devoted in that direction. At such time as capital resources permit, we will hire a full-time staff of employees.

Reports to Security Holders. We have filed with the Securities and Exchange Commission, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Additionally, we file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s Web site is http://www.sec.gov. You may also find more information about us, and any recent developments at our Web site at http://medicaldiscoveries.com.

MANAGEMENT’S PLAN OF OPERATION

Plan of Operation

Our Business and Strategy. Our highest priority is to complete our pre-clinical development, file an IND and begin the clinical development of MDI-P as a therapeutic regimen for the treatment of HIV and Cystic Fibrosis. On November 1, 2004, we filed an Investigative New Drug application (IND) with the Food and Drug Administration (FDA) for MDI-P as a Cystic Fibrosis treatment. We plan to file an IND with the FDA for HIV in early 2005.

     Our second priority is the completion of a longer-range strategic business plan in which we utilize the intellectual property and analysis that has been developed over the last decade and determine an appropriate direction for future development of the business over the next five years. Some of the issues we will be dealing with will include:

•	How to provide shareholders with liquidity, transparency and a return on investment

•	A decision on whether or when to relocate the Company or maintain its current location

•	A decision as to what staffing requirements the Company will have, when to bring additional permanent staff on board and the best route for recruiting those staff members

•	Additional target indications and the formulation and development process required for those target indications

•	A comprehensive intellectual property strategy

•	A potential partnering strategy

•	Projected long-term financing requirements

Liquidity and Capital Resources. As of September 30, 2004, we had $434,455 in cash and had a working capital deficit of $2,825,710. Since our inception, we have financed our operations primarily through private sales of equity and the issuance of convertible and non-convertible notes. We will require significant additional funding to continue to develop, research and seek regulatory approval of our technologies. In addition, we cannot survive, even in the near term, without immediate additional funding for operations. We do not currently generate any cash from operations and have no credit facilities in place or available. Currently, we are funding operations through issuances of private equity and short-term loans from shareholders and others.

     We are seeking to raise substantial additional funds in private stock offerings in order to meet our near-term and mid-term funding requirements. While we are optimistic that we can raise such funds, we have not always been successful in doing so in recent years. Given that we are still in an early development stage and do not have revenues from operations, raising equity financing is difficult. In addition, any additional equity financing will have a substantial dilutive effect to our current shareholders.

     We believe we have sufficient capital on hand to complete Phase I clinical trials for Cystic Fibrosis once the FDA approves our IND. We also believe we have sufficient capital to file our IND for HIV.

     Once an IND application for HIV is submitted, and assuming it is approved, we will need additional capital to initiate Phase I clinical trials. We estimate the cost to complete Phase I and Phase II clinical trials to be several million dollars per indication and the cost to complete Phase III testing and obtain approval of an NDA to be in the tens of millions of dollars per indication.

     While our ability to obtain financing may improve in the event our IND application is approved, we cannot give assurances that we will have the access to the significant capital required to take a drug through regulatory approvals and to market. We may seek a partner in the global pharmaceutical industry to help us co-develop, license, or even purchase some or all of our technologies.

     Management is basing this discussion and analysis of our financial condition and results of operations on our consolidated financial statements. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

DESCRIPTION OF PROPERTY

     We do not currently own or lease any real property. Currently, we operate out of the President and CEO’s home office. We do not pay any rent to the President and CEO. Over the past several years, our priority has been the advancement of our therapeutic technology through pre-clinical development and all capital resources have been devoted in that direction. At such time as capital resources permit, we will lease dedicated office and laboratory space.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information. Our common stock is traded on the NASD OTC Bulletin Board under the symbol “MLSC.” The following table sets forth the range of bid quotations for our common stock for the quarters indicated according to data provided by The NASDAQ Stock Market, Inc. Such quotations reflect inter-dealer prices, without retail mark-ups, markdowns or commissions, and may not represent actual transactions.

FISCAL YEAR ENDED DECEMBER 31, 2003	HIGH BID	LOW BID
First Quarter	$0.085	$0.035
Second Quarter	0.090	0.055
Third Quarter	0.075	0.045
Fourth Quarter	0.395	0.060

FISCAL YEAR ENDED DECEMBER 31, 2002	HIGH BID	LOW BID
First Quarter	$0.250	$0.095
Second Quarter	0.450	0.075
Third Quarter	0.105	0.035
Fourth Quarter	0.075	0.045

Shareholders. The approximate number of shareholders of record of our common stock as of November 4, 2004 was 1,435. This number does not include shareholders whose shares are held in securities position listings.

Dividends. We have never paid any cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. We presently intend to retain any future earnings for financing our growth and expansion.

Securities Authorized For Issuance Under Equity Compensation Plans. The following table contains information regarding our equity compensation plans as of December 31, 2003.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		under Equity
	Issued upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in the
Plan Category	and Rights	and Rights	First Column)
Equity compensation plans approved by security holders (1)	3,283,000	$0.13	-0-
Equity compensation plans not approved by security holders (2)	15,300,000	$0.02	4,700,000

Total	18,583,000	$0.04	4,700,000

(1)	Consists of the 1993 Incentive Plan.

(2)	Consists of the 2002 Stock Incentive Plan. A maximum of 20,000,000 shares of our common stock are authorized to be issued under the plan. This number is subject to adjustment in the case of certain changes in our capital structure. Moreover, shares subject to expired, terminated or canceled options or performance-based awards and shares forfeited to or repurchased by us will again be available for issuance under the plan. The plan is administered by the Board of Directors.

The plan provides for grants of incentive stock options, nonstatutory stock options, stock bonuses, restricted stock and performance-based awards to selected employees, officers, directors, non-employee agents, consultants and independent contractors of the Company or any parent or subsidiary of the Company. The plan will remain in effect until all shares available for issuance under the plan have been issued and all restrictions on outstanding shares have lapsed. The Board of Directors may suspend or terminate the plan early, however, except with respect to outstanding options, restricted stock and performance-based awards.

Options awarded under the plan are subject to vesting requirements. Generally, options awarded under the plan have a term of ten years, subject to acceleration in the event of termination, death or disability or a change of control of the Company, and the exercise price is equal to the fair market value on the date of grant. Shares of restricted stock are also subject to vesting requirements. Performance-based awards are intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code.

Unregistered Sales of Securities. We sold the following unregistered securities in the past three years. None of the sales involved an underwriter. We believe these sales were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 because the sales did not involve a public offering.

•	On September 9, 2004 and November 4, 2004, we completed $243,880 and $680,302, respectively, in equity financing through subscriptions for a total of 7,247,136 shares of restricted common stock by private investors.

•	During the quarter ended June 30, 2004, we sold 4,900,000 shares of restricted common stock at $0.04 per share.

•	During the quarter ended March 31, 2004, we sold 11,037,600 shares of restricted common stock at $0.04 per share.

•	On October 8, 2003 through January 26, 2004, we sold 26,862,500 shares of restricted common stock at $0.04 per share to various private investors pursuant to a private placement, further terms of which are disclosed in Form D filed with the Commission.

•	$195,000 secured promissory note dated February 20, 2003, bearing interest at the rate of 12%.

•	$25,000 secured promissory note dated October 25, 2002, bearing interest at the rate of 15%, 12% of which is payable in cash and 3% of which is payable in common stock at a rate equal to the 15-day average market price determined at the date of maturity.

•	$125,000 secured promissory note dated October 24, 2002, bearing interest at the rate of 15%, 12% of which is payable in cash and 3% of which is payable in common stock at a rate equal to the 15-day average market price determined at the date of maturity. This note has subsequently been retired.

•	$50,000 secured promissory note dated October 24, 2002, bearing interest at the rate of 15%, 12% of which is payable in cash and 3% of which is payable in common stock at a rate equal to the 15-day average market price determined at the date of maturity.

•	$50,000 unsecured convertible promissory note dated February 8, 2002, bearing interest at the rate of 18%, convertible to common stock of the Company at the rate of $0.06 per share. This note was subsequently refinanced with a 15% interest rate.

•	$50,000 unsecured convertible promissory note dated April 8, 2002, bearing interest at the rate of 18%, convertible to common stock of the Company at the rate of $0.06 per share. This note was subsequently refinanced with a 15% interest rate.

•	$50,000 unsecured convertible promissory note dated July 12, 2002, bearing interest at the rate of 18%, convertible to common stock of the Company at the rate of $0.06 per share. This note was subsequently refinanced with a 15% interest rate.

•	$50,000 unsecured convertible promissory note dated April 21, 2002, bearing interest at the rate of 18%, convertible to common stock of the Company at the rate of $0.125 per share. This note was subsequently refinanced with a conversion rate of $0.06 per share.

•	$55,000 unsecured convertible promissory note dated February 22, 2002, bearing interest at the rate of 18%, convertible to common stock of the Company at the rate of $0.125 per share. This note was subsequently refinanced with a conversion rate of $0.06 per share.

•	On December 20, 2001, the Company sold 160,000 shares of common stock to Ferret Resources at $0.15 per share for total proceeds of $24,000.

EXECUTIVE COMPENSATION

     Director Compensation. Directors who are not officers of the Company do not receive any regular compensation for their service on the board of directors, and directors who are officers of the Company receive no additional compensation for their service as a director of the Company. Directors are entitled to receive compensation for services unrelated to their service as a director to the extent that they provide such unrelated services to the Company. See “Related Party Transactions” above.

     Directors of the Company and its subsidiaries are entitled to participate in the Company’s 2002 Stock Incentive Plan. During the year ended December 31, 2003, the Company granted options to purchase 300,000 shares of its Common Stock to its independent directors and granted options to purchase 14,500,000 shares of its Common Stock to its director who is also an officer of the Company.

     Summary Compensation Table. The following table sets forth certain summary information concerning compensation paid by the Company to the President and Chief Executive Officer (the “Named Executive Officer”) for the years ended December 31, 2003, 2002, and 2001. No other executive officer of the Company received a total annual salary and bonus in excess of $100,000 during the year ended December 31, 2003.

Securities
Underlying
		Salary		Options
Name and Principal Position(s)	Year	($)(a)	Bonus ($)	(#)
Judy M. Robinett President and Chief Executive Officer	2003 2002 2001	220,000 193,336 180,000	— 300,000 4,500(b)	14,500,000 500,000 1,000,000

(a)	Represents total amounts accrued for the period, whether or not actually paid. As of December 31, 2003, the Company had a total payable to Ms. Robinett of $785,000. During the year ended December 31, 2003, Ms. Robinett was actually paid $60,000 by the Company.

(b)	Represents value of 30,000 shares of common stock of the Company granted on April 20, 2001, based on the closing price of the stock that day ($0.15).

     The following table sets forth certain summary information concerning options granted to the Named Executive Officer for the year ended December 31, 2003.

Options Granted in Last Fiscal Year

				Market
		Percent of Total		Price on
	Number of	Options Granted to	Exercise	Date of
	Securities	Employees in	Price	Grant	Expiration
Name and Principal Position(s)	Underlying Options	Fiscal Year	($/sh)	($/sh)	Date
Judy M. Robinett	500,000	100%	.01	.05	12/31/12
President and Chief Executive Officer	14,000,000	100%	.02	.075	10/27/13

     The following table sets forth certain summary information concerning options exercised by the Named Executive Officer during 2003, and the value of options held by such person at December 31, 2003 measured in terms of the average sale price reported for Common Stock on December 31, 2003 ($.1475, as reported by OTC Bulletin Board).

Aggregate Option Exercises in 2003 and Option Values at 12/31/2003

Number of
			Securities Underlying	Value of Unexercised
			Unexercised Options at	In-the-Money Options at
	Shares		December 31,	December 31,
	Acquired on	Value	2003 (#)	2003 ($)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Judy M. Robinett	—	—	16,000,000/0	2,060,000/0

     The Company has never granted any freestanding stock appreciation rights.

EXPERTS

     Our financial statements included in this prospectus as of December 31, 2003 and for each of the two years then ended have been audited by Eide Bailly LLP (formerly Balukoff Lindstrom & Co., P.A. — joined Eide Bailly November 1, 2004), independent certified public accountants, as stated in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

Item 7.	Financial Statements

FINANCIAL STATEMENT TABLE OF CONTENTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

Medical Discoveries, Inc. and Subsidiaries
Boise, Idaho

      We have audited the accompanying consolidated balance sheet of Medical Discoveries, Inc. and Subsidiaries (a development stage company) as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2003 and 2002, and for the period from inception (November 20, 1991) to December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to report on these consolidated financial statements based on our audits. The Company’s financial statements for the period from inception (November 20, 1991) through December 31, 1999 were audited by other auditors whose report, dated March 20, 2000, expressed an unqualified opinion on those statements. The financial statements for the period from inception (November 20, 1991) through December 31, 1999 reflect total revenues and net loss of $150,015 and $9,951,404, respectively, of the related totals. The other auditors’ report has been furnished to us, and our report, insofar as it relates to the amounts included for such prior period, is based solely on the report of such other auditors.

      We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the report of other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Medical Discoveries, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, and for the period from inception (November 20, 1991) to December 31, 2003, in conformity with U.S. generally accepted accounting principles.

      The accompanying 2003 consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company is a development stage enterprise engaged in developing biopharmaceutical research. As discussed in Note B to the financial statements, the stockholders’ deficiency and the operating losses since inception raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/	EIDE BAILLY, LLP (formerly BALUKOFF, LINDSTROM & CO., P.A. — joined Eide Bailly November 1, 2004)

Boise, Idaho

February 18, 2004, except Note K as to which the date is November 15, 2004

MEDICAL DISCOVERIES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

December 31, 2003

Current assets
Cash	$424,216
Prepaid expenses	11,331
Current portion of deferred charges	12,077

Total current assets	447,624
Deferred charges, less current portion	—

Total assets	$447,624

Current liabilities
Accounts payable	$2,066,727
Accrued interest	524,294
Current portion of notes payable	789,217
Convertible notes payable	498,202

Total current liabilities	3,878,440
Stockholders’ deficit
Escrow receivable	(227,300)
Additional paid in capital	579,363
Common stock, no par value, authorized 100,000,000 shares; 76,456,095 shares issued and outstanding at December 31, 2003	12,546,957
Deficit accumulated during the development stage	(16,329,836)

Total stockholders’ deficit	(3,430,816)

$447,624

See Accompanying Notes

MEDICAL DISCOVERIES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2003 and 2002, and
Cumulative Amounts Since November 20, 1991 (Date of Inception)

			Cumulative
			Amounts Since
			November 20, 1991
	2003	2002	(Date of Inception)

Revenues	$—	$3,108	$157,044
Cost of goods sold	—	—	14,564

Gross profit	—	3,108	142,480
Research and development expenses	100,423	—	2,998,645
Inventory writedown	—	—	96,859
Impairment loss	—	—	9,709
License	—	—	1,001,500
General and administrative expenses	1,206,484	1,217,634	12,119,541

Operating loss	(1,306,907)	(1,214,526)	(16,083,774)
Other income (expense)
Interest income	—	—	23,406
Other income	611,558	—	880,484
Interest expense	(256,694)	(212,365)	(985,911)

	354,864	(212,365)	(82,021)

Loss before income taxes and extraordinary item	(952,043)	(1,426,891)	(16,165,795)
Income taxes	—	—	—
Forgiveness of debt net of $0 income taxes	—	—	1,235,536

Net loss available to shareholders	$(952,043)	$(1,426,891)	$(14,930,259)

Net loss per share
Continuing operations	$(0.02)	$(0.04)	$(0.57)
Extraordinary item	—	—	0.04

Net loss per share	$(0.02)	$(0.04)	$(0.52)

Weighted average shares outstanding	59,302,562	40,028,084	28,568,239

See Accompanying Notes

MEDICAL DISCOVERIES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

Period from Date of Inception (November 20, 1991) to December 31, 2003

	Common Stock		Additional		Escrow/
			Paid in	Accumulated	Subscription
	Shares	Amount	Capital	Deficit	Receivables	Total

Balance at October 31, 1991	3,500,000	$252,997	$—	$(1,482,514)	$—	$(1,229,517)
Reverse stock split (1 for 2)	(1,750,000)	—	—	—	—	—
Restatement for reverse acquisition of WPI Pharmaceutical, Inc. by Medical Discoveries, Inc.	—	(252,997)	—	252,997	—	—
Shares issued in merger of WPI Pharmaceutical, Inc. and Medical Discoveries, Inc., $0.01 per share	10,000,000	135,000	—	(170,060)	—	(35,060)

Balance at November 20, 1991 (Date of Inception)	11,750,000	135,000	—	(1,399,577)	—	(1,264,577)
Issuance of common stock for:
Cash, $0.50 per share	200,000	100,000	—	—	—	100,000
Services, $0.50 per share	500,000	250,000	—	—	—	250,000
Cash, $1.50 per share	40,000	60,000	—	—	—	60,000
Net loss to October 31, 1992	—	—	—	(370,398)	—	(370,398)

Balance at October 31, 1992	12,490,000	545,000	—	(1,769,975)	—	(1,224,975)
Net loss two months ended December 31, 1992	—	—	—	(65,140)	—	(65,140)

Balance at December 31, 1992	12,490,000	545,000	—	(1,835,115)	—	(1,290,115)
Issuance of common stock for:
License, $0.50 per share	2,000,000	1,000,000	—	—	—	1,000,000
Cash, $0.97 per share	542,917	528,500	—	—	—	528,500
Services, $0.51 per share	251,450	127,900	—	—	—	127,900
$100,000 cash plus services, $0.50 per share	800,000	400,000	—	—	—	400,000
Net loss	—	—	—	(2,271,999)	—	(2,271,999)

Balance at December 31, 1993	16,084,367	2,601,400	—	(4,107,114)	—	(1,505,714)
Issuance of common stock for:
Cash, $1.20 per share	617,237	739,500	—	—	—	739,500
Services, $1.00 per share	239,675	239,675	—	—	—	239,675
Cash contributed	—	102,964	—	—	—	102,964
Net loss	—	—	—	(1,223,162)	—	(1,223,162)

Balance at December 31, 1994	16,941,279	3,683,539	—	(5,330,276)	—	(1,646,737)
Issuance of common stock for:
Cash, $0.67 per share	424,732	283,200	—	—	—	283,200
Services, $0.39 per share	4,333,547	1,683,846	—	—	(584,860)	1,098,986
Issuance of common stock option to satisfy debt restructuring	—	20,000	—	—	—	20,000
Net loss	—	—	—	(1,007,522)	—	(1,007,522)

Balance at December 31, 1995	21,699,558	5,670,585	—	(6,337,798)	(584,860)	(1,252,073)
Issuance of common stock for:
Cash, $0.66 per share	962,868	635,000	—	—	(60,000)	575,000
Services, $0.65 per share	156,539	101,550	—	—	—	101,550
Settlement of obligations, $0.78	239,458	186,958	—	—	—	186,958
Common stock canceled, $.34 per share	(1,400,000)	(472,360)	—	—	472,360	—
Net loss	—	—	—	(456,466)	—	(456,466)

Balance at December 31, 1996	21,658,423	6,121,733	—	(6,794,264)	(172,500)	(845,031)
Issuance of common stock for:
Services and interest, $0.29 per share	12,500	3,625	—	—	—	3,625
Cash, $0.43 per share	311,538	135,000	—	—	60,000	195,000
Settlement of contract, $0.25 per share	800,000	200,000	—	—	—	200,000
Exercise of options, $0.25 per share	87,836	21,959	—	—	—	21,959
Conversion of notes payable, $0.25 per share	100,000	25,000	—	—	—	25,000
Net loss	—	—	—	(831,762)	—	(831,762)

Balance at December 31, 1997	22,970,297	6,507,317	—	(7,626,026)	(112,500)	(1,231,209)

See Accompanying Notes

MEDICAL DISCOVERIES, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT — (Continued)

	Common Stock		Additional		Escrow/
			Paid in	Accumulated	Subscription
	Shares	Amount	Capital	Deficit	Receivables	Total

Issuance of common stock for:
Cash, $0.29 per share	2,236,928	650,000	—	—	—	650,000
Debt, $0.20 per share	283,400	56,680	—	—	—	56,680
Services, $0.16 per share	683,000	110,750	—	—	—	110,750
Issuance of common stock options for services	—	2,336,303	—	—	—	2,336,303
Issuance of common stock from exercise of warrants, $0.001 per share	200,000	200	—	—	—	200
Net loss	—	—	—	(3,481,889)	—	(3,481,889)

Balance at December 31, 1998	26,373,625	9,661,250	—	(11,107,915)	(112,500)	(1,559,165)
Issuance of stock for:
Interest, $0.30 per share	100,000	30,000	—	—	—	30,000
Cash, $0.15 per share	13,334	2,000	—	—	—	2,000
Options exercised and waived option price, $0.14 per share	170,000	24,000	—	—	—	24,000
Options issued for services	—	196,587	—	—	—	196,587
Net loss	—	—	—	(1,031,562)	—	(1,031,562)

Balance at December 31, 1999	26,656,959	9,913,837	—	(12,139,477)	(112,500)	(2,338,140)
Write-off of subscription receivable	—	—	—	—	112,500	112,500
Issuance of stock for escrow receivable $0.09 per share	5,500,000	500,000	—	—	(500,000)	—
Reversal of shares issued	(81,538)	—	—	—	—	—
Research and development costs	—	—	—	—	115,400	115,400
Net loss	—	—	—	(281,767)	—	(281,767)

Balance at December 31, 2000	32,075,421	10,413,837	—	(12,421,244)	(384,600)	(2,392,007)
Issuance of common stock options for services	—	—	159,405	—	—	159,405
Issuance of common stock for:
Cash, $0.15 per share	660,000	99,000	—	—	—	99,000
Services and interest, $0.14 per share	1,971,496	284,689	—	—	—	284,689
Research and development costs	—	—	—	—	132,300	132,300
Operating expenses	—	—	—	—	25,000	25,000
Net loss	—	—	—	(1,529,658)	—	(1,529,658)

Balance at December 31, 2001	34,706,917	10,797,526	159,405	(13,950,902)	(227,300)	(3,221,271)
Issuance of common stock options for services	—	—	124,958	—	—	124,958
Issuance of common stock for:
Debt, $0.03 per share	17,935,206	583,500	—	—	—	583,500
Services and interest, $0.11 per share	2,956,733	332,236	—	—	—	332,236
Net loss	—	—	—	(1,426,891)	—	(1,426,891)

Balance at December 31, 2002	55,598,856	11,713,262	284,363	(15,377,793)	(227,300)	(3,607,468)
Issuance of common stock options for services	—	—	295,000	—	—	295,000
Issuance of common stock for:
Cash, $0.04 per share	20,162,500	790,300	—	—	—	790,300
Services and interest, $0.06 per share	694,739	43,395	—	—	—	43,395
Net loss	—	—	—	(952,043)	—	(952,043)

Balance at December 31, 2003	76,456,095	$12,546,957	$579,363	$(16,329,836)	$(227,300)	$(3,430,816)

See Accompanying Notes

MEDICAL DISCOVERIES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003 and 2002, and
Cumulative Amounts Since November 20, 1991 (Date of Inception)

			Cumulative
			Amounts
			Since
			November 20,
			1991 (Date of
	2003	2002	Inception)

Cash flows from operating activities
Net loss	$(952,043)	$(1,426,891)	$(14,930,259)
Adjustments to reconcile net loss to net cash used by operating activities
Common stock options issued for services	295,000	124,958	3,136,253
Common stock issued for services, expenses, and litigation	43,395	332,236	4,201,216
Reduction of escrow receivable from research and development and operating expenses	—	—	272,700
Reduction of legal costs	—	—	(130,000)
Notes payable issued for litigation	—	—	385,000
Depreciation	—	679	100,271
Write-off of subscription receivables	—	—	112,500
Impairment loss on assets	—	—	9,709
Loss on disposal of equipment	—	—	30,364
Gain on debt restructuring	—	—	(1,235,536)
Write-off of receivables	—	—	193,965
Changes in assets and liabilities
Accounts receivable	—	—	(7,529)
Prepaid expenses	24,929	(36,261)	(11,332)
Inventory	—	—	—
Deferred charges	48,305	48,305	(12,076)
Other assets	—	—	—
Accounts payable	(211,311)	445,698	1,910,818
Accrued expenses	176,086	68,348	545,775

Net cash used by operating activities	(575,639)	(442,928)	(5,428,161)
Cash flows from investing activities
Purchase of equipment	—	—	(132,184)
Payments received on note receivable	—	—	130,000

Net cash used by investing activities	—	—	(2,184)
Cash flows from financing activities
Contributed equity	—	—	131,374
Issuance of common stock	790,300	—	4,144,659
Payments on notes payable	(25,000)	—	(231,287)
Proceeds from notes payable	220,000	200,000	1,336,613
Payments on convertible notes payable	—	—	(98,500)
Proceeds from convertible notes payable	—	255,002	571,702

Net cash provided by financing activities	985,300	455,002	5,854,561

Net increase (decrease) in cash	409,661	12,074	424,216
Cash, beginning of period	14,555	2,481	—

Cash, end of period	$424,216	$14,555	$424,216

Supplemental disclosures of cash flow information
Interest paid	$80,608	$50,270
Noncash investing and financing activities
Retirement of notes payable through issuance of common stock	$—	$19,090
Conversion of convertible notes payable to common stock	$—	$500,000
Retirement of notes payable through issuance of common stock	$—	$83,500

See Accompanying Notes

Note A — Significant Accounting Policies

Organization

      Medical Discoveries, Inc. (“MDI” or the “Company”) was incorporated under the laws of the State of Utah on November 20, 1991. Effective as of August 6, 1992, the Company merged with and into WPI Pharmaceutical, Inc., a Utah corporation (“WPI”), pursuant to which WPI was the surviving corporation. Pursuant to the MDI-WPI merger, the name of the surviving corporation was changed to Medical Discoveries, Inc. WPI was incorporated under the laws of the State of Utah on February 22, 1984 under the name Westport Pharmaceutical, Inc. Effective as of May 8, 1984, Westport Pharmaceutical, Inc. merged with and into Euripides Technology, Inc., a Utah corporation (“Euripides”), pursuant to which Euripides was the surviving corporation. Pursuant to the Westport-Euripides merger, the name of the surviving corporation was changed to Westport Pharmaceutical, Inc. Westport Pharmaceutical, Inc. subsequently changed its name to WPI Pharmaceutical, Inc. Euripides was incorporated under the laws of the State of Utah on November 9, 1983.

      On July 6, 1998, the Company incorporated a wholly owned subsidiary, Regenere, Inc., in the State of Nevada. On October 2, 1998, the Company incorporated another wholly owned subsidiary, MDI Healthcare Systems, Inc., in the State of Nevada. Both subsidiaries were incorporated to undertake special purposes and were dissolved during the current year.

      The consolidated financial statements include the accounts of Medical Discoveries, Inc. and subsidiaries, after elimination of significant intercompany items and transactions.

Development Stage Company

      The Company has not generated any significant revenue and is, therefore, considered a development stage company as defined in the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 7. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors. The development stage commenced on November 20, 1991, which is the date of the inception.

Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments maturing in three months or less to be cash equivalents. At year end, the carrying amount of cash was $424,216 while the total bank balance was $473,441. Of the bank balance, $100,400 is insured.

Deferred Charges

      Deferred charges represent prepaid consulting fees. The consulting agreement and related terms are discussed in Note J.

Value of Financial Instruments

      The Company has a number of financial instruments. The Company estimates that the fair value of all financial instruments, at December 31, 2003, do not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Estimates

      Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Significant estimates used in preparing these financial statements include those assumed in determining the valuation of stock options issued to non-employees as payment for services, and determining the liabilities associated with prior service agreements. It is at least reasonably possible that the significant estimates used will change within the next year.

Earnings Per Share

      Earnings per share are computed by dividing net income applicable to common shareholders by the weighted average number of shares outstanding. Common stock equivalents and stock options have not been included as they are anti-dilutive.

Business and Concentration of Credit

      The primary purpose of the business is the research and development of active anti-viral, anti-bacterial and anti-fungal agents for a variety of applications, including treatment of HIV/ AIDS. The Company has no significant revenues and, therefore, no significant trade receivables or extensions of credit.

Stock Based Compensation

      The Company has two incentive stock option plans wherein 24,000,000 shares of the Company’s common stock can be issued. The Company granted 14,800,000 fully vested stock options to an officer and directors during the year ended December 31, 2003 with exercise prices ranging from $.01 to $.05.

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, which established financial accounting and reporting standards for stock-based compensation. This standard defines a fair value method of accounting for an employee stock option or similar equity instrument. In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, which revised certain provisions of adopting a fair value method of accounting for stock options and required certain additional disclosures regarding stock options. These statements give entities the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Corporation has opted for the latter approach. During 2002 there were no employee stock options granted and all previously granted employee stock options were fully vested. Therefore there were no differences in net income between the fair value and intrinsic value methods of accounting for stock options.

      The Company accounts for its stock options under Accounting Principles Board (APB) Opinion No. 25 using the intrinsic value method. The Company has elected not to adopt the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123). In accordance with Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, pro-forma net income, stock-based compensation expense, and earnings per share using the fair value method are stated as follows:

	Years Ended December 31,

	2003	2002

Net loss as, as reported	$(952,043)	$(1,426,891)
Deduct: stock based compensation expense determined under fair value method, net of tax	178,200	—

Pro forma net loss	$(1,130,243)	$(1,426,891)
Loss per share:
Basic and diluted — as reported	$(.02)	$(.04)
Basic and diluted — pro forma	$(.02)	$(.04)

      Assumptions used to calculate the income statement impact of stock options granted as if the Company had adopted FAS 123 were as follows:

	Years Ended
	December 31,

	2003	2002

Weighted average:
Risk-free interest rate	5.00%	n/a
Expected life	10 years	n/a
Expected volatility	510.72%	n/a
Expected dividends	none	n/a

Other Income

      In the year ended December 31, 2003, the Company recorded other income in the amount of $611,558, $610,828 of which was on account of writing off certain liabilities from our balance sheet. The extinguished liabilities were either determined to be uncollectible by the creditor for a variety of reasons or were determined to be inaccurately booked. All of the written off liabilities were booked prior to 2000.

Recently Issued Accounting Statements

      In June 2002, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 changed the accounting for costs associated with exit or disposal activities. The Company adopted SFAS No. 146 in fiscal year ended December 31, 2003. During that period, the Company dissolved its wholly owned subsidiaries Regenere, Inc., and MDI Healthcare Systems, Inc., The subsidiaries were inactive and costs associated with dissolving these entities were minimal and did not have a material impact on the results of operations and financial position of the Company.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities — an interpretation of ARB No. 51, which provides guidance on the identification of and reporting for variable interest entities. Interpretation No. 46 expands the criteria for consideration in determining whether a variable interest entity should be consolidated. Interpretation No. 46 is effective immediately for variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. We believe that we have no investment in or contractual relationship or other business relationship with a variable interest entity, and therefore, the adoption of this interpretation did not have any impact on our financial position or results of operations.

      In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 149 is generally effective for derivative instruments, including derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have a material impact on our financial position or results of operations.

      In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities (or assets in certain circumstances) in statements of financial position. SFAS 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities — all of whose shares are mandatorily redeemable. SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement did not have a material impact on our financial position or results of operations.

Note B — Going Concern

      As shown in the accompanying financial statements, the Company incurred a net loss of $952,043 during the year ended December 31, 2003 and has incurred losses since inception of $14,141,763. As of December 31, 2003, the Company’s accumulated deficit is $16,329,836. The Company has not had significant revenues and is still in the process of testing and commercializing its technologies. The Company is hopeful, but there is no assurance, that the current product development and research will be economically viable. Those factors create an uncertainty about the Company’s ability to continue as a going concern.

      The Company is dependent upon the sale of its common stock and short-term notes to satisfy its current cash operating needs. The Company is also looking into various applications of its technology and the possibilities of sales to or development funds from outside companies. Although management has been successful thus far in raising a minimal amount of capital for operations, there can be no assurance that the Company and its management will be able to continue to sell sufficient amounts of common stock or identify applications to bring the current product development to a point where it is economically viable. Management plans to meet its cash needs through the issuance of additional shares of common stock, sales of product from its technologies and developmental funds from outside companies. The ability of the Company to continue as a going concern is dependent on that plan’s success. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note C — Notes Payable

      The Company has the following notes payable at December 31, 2003:

Notes payable to shareholders, which are currently due and in default. Interest is at 12%. The notes are unsecured	$386,717
Notes payable to individuals, which are currently due and in default. Interest is at 15% with 3% of the interest due in common stock of the Company. The notes are secured by all assets of the company	200,000
Note payable to shareholder, due February 20, 2004. Interest is at 12%. The note is unsecured	195,000
Note payable to shareholder, which is currently due and in default. Interest is at 9%. The note is unsecured	7,500

$789,217

Note D — Convertible Notes Payable

      The Company has the following convertible notes payable at December 31, 2003:

Convertible notes payable to a trust, which are currently due and in default. Interest is at 12%. Each $1,000 note is convertible into 667 shares of the Company’s common stock	$193,200
Convertible note payable to individuals, due June 30, 2004. Interest is at 18%. The notes and accrued interest can be converted into shares of the Company’s stock at a rate of $0.06 per share	50,000
Convertible notes payable to individuals, which are currently due and in default. Interest is at 18%. The notes can be converted into shares of the Company’s stock at a rate of $0.06 per share	150,000
Convertible notes payable to individuals, due in January 2004. Interest is at 18%. The notes can be converted into shares of the Company’s stock at a rate of $0.06 per share	100,002

$498,202

Note E — Income Taxes

      Income taxes are provided for temporary differences between financial and tax basis income. The components of net deferred taxes are as follows at December 31 using a combined deferred tax rate of 40%:

	Years Ended December 31,

	2003	2002

Federal income tax benefit at statutory rate	$327,000	$485,000
State income tax, net of federal benefit	38,000	57,000
Expiration of options	(108,000)	72,000
Change in valuation allowance	(257,000)	(614,000)

	$—	$—

      The net timing differences for deferred income tax assets are as follows:

	2003	2002

Net operating loss carryforward	$4,352,000	$4,086,000
Stock options	607,000	591,000
Accrued compensation	353,000	378,000
Valuation allowance	(5,312,000)	(5,055,000)

Net deferred tax asset	$—	$—

      Inasmuch as it is not possible to determine when or if the net operating losses will be utilized, a valuation allowance has been established to offset the benefit of the utilization of the net operating losses.

      The Company has available net operating losses of approximately $10,880,000, which can be utilized to offset future earnings of the Company. The Company also has available approximately $80,000 in research and development credits which expire in 2008. The utilization of the net operating losses and research and development credits are dependent upon the tax laws in effect at the time such losses can be utilized. The losses begin to expire between the years 2007 and 2023. Should the Company experience a change of ownership the utilization of net operating losses could be reduced.

Note F — Stock Options

      The Company has two incentive stock option plans wherein 24,000,000 shares of the Company’s common stock can be issued. The Company granted 14,800,000 fully vested stock options to an officer and directors during the year ended December 31, 2003 with exercise prices ranging from $.01 to $.05. A schedule of the options and warrants is as follows:

	Number of	Option Price
	Options	Per Share

Outstanding at January 1, 2002	3,608,000	$.01 to .50
Granted	1,250,000	.01 to .10
Exercised	—	—
Expired	(275,000)	.25 to .50
Forfeited	—	—

Outstanding at December 31, 2002	4,583,000	$.01 to .50
Granted	14,800,000	.01 to .05
Exercised	—	—
Expired	(800,000)	.25 to .25
Forfeited	—	—

Outstanding at December 31, 2003	18,583,000	$.01 to .50

      The following table summarized information about fixed stock options outstanding at December 31, 2003.

Options Outstanding				Options Exercisable

Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$.01 to .50	18,583,000	3.5	$.04	18,583,000	$.04

      Subsequent to year end, the Company extended the expiration date of options to purchase an aggregate amount of 18,403,000 shares of stock held by certain directors, officers and consultants of the Company. As a result of such extension, such options expire from between 2011 to 2013. The expense associated with these extensions will be recorded in the first quarter of 2004. The Company expects to record a charge to operations of approximately $1.7 million as a result of these extensions.

Note G — Stock Purchase Warrants

      The Company has issued warrants for the purchase of 1,950,000 shares of stock to certain existing shareholders as consideration for their participation in a financing effort. The warrants are convertible to one share of common stock for each warrant held. The warrants are exercisable at $1.00 per share and expire December 31, 2006.

      The Company has extended the expiration date and lowered the exercise price of certain warrants for the purchase of 1,666,005 shares of stock. The warrants originally expired on June 9, 2001 and were extended to June 9, 2004. The exercise prices of the warrants originally ranged from $0.50 to $1.00 and were changed to range from $0.10 to $0.40.

Note H — Related Party Transactions

      At December 31, 2003, the Company had accounts payable to current and former officers and directors totaling $1,373,950 for services performed and costs incurred in behalf of the Company, including $785,000 payable to the Company President. Also at December 31, 2003, the Company had an account payable to its bookkeeper of $79,000. The Company had notes payable to stockholders of the Company aggregating $394,217 at December 31, 2003. Interest expense and accrued interest payable recorded on these notes at December 31,

2003 was approximately $153,000 and $392,000, respectively. Interest expense and accrued interest payable recorded on these notes at December 31, 2002 was approximately $95,000 and $239,000, respectively.

Note I — Commitment Regarding Peregrine Stock

      Peregrine Properties, LLC, a Utah limited liability company (“Peregrine”), has entered into an agreement to provide $500,000 to the Company to fund testing and research steps necessary to continue development of MDI-P. The studies are funded through an escrow agent. As of December 31, 2000, the Company had deposited in escrow a single certificate for 5.5 million shares of common stock for these purposes. Through December 31, 2003, Peregrine had funded $275,800 to the escrow, of which $272,700 had been disbursed and recorded as research and development expense on the financial statements of the Company. The remaining $227,300 to be expended under the agreement has been recorded on the balance sheet in equity under the caption escrow receivable. As expenditures are made from the escrow for research and development, the expenses are recorded on the books of the Company with a corresponding reduction in the escrow receivable. Under the original agreement, upon completion of the studies, the escrow agent was to disburse the 5.5 million shares to Peregrine and to disburse the research results to the Company. On March 22, 2002, the parties entered into an agreement the result of which was to partially close the escrow agreement to the extent of Peregrine’s funding to date. On that date, 3,143,800 shares were distributed to Peregrine and all research conducted to date was disbursed to the Company. As of February 20, 2004, the Company held Peregrine in breach with respect to its remaining funding obligation, terminated the Peregrine research agreement, and will eliminate the escrow receivable from its books.

Note J — Commitment Regarding Consulting Agreements

      On March 22, 2001, the Company entered into an agreement with Marlin Toombs, a previous member of the Board of Directors. Mr. Toombs is to provide consulting services to the Company for the period March 22, 2001 through March 1, 2004. The costs associated with the services are:

•	$5,200 within 30 days of signing the agreement

•	$3,000 per month for the period April 1, 2001 through March 1, 2004

•	Issuance of 878,000 shares of restricted common stock within 30 days of signing

•	An option to purchase 200,000 of common stock at $.25 per share, expiring December 31, 2005 (subsequently extended to December 31, 2012)

      The value of the stock and stock options issued to Mr. Toombs pursuant to this agreement has been recorded on the balance sheet as deferred charges and will be amortized over the period of the consulting agreement. For the year ended December 31, 2003, approximately $36,000 of expense was recognized related to the agreement. At December 31, 2003, $101,200 is due and payable on this agreement.

      On April 5, 2003, the Company entered into a consulting agreement with Palmer Capital Group, LLC pursuant to which PCG is to render certain services to the Company relating to the development and commercialization of the Company’s technology. Under the agreement, PCG was paid a consulting fee equal to $20,000 in cash and 500,000 shares of stock, which amounts have already been recorded and paid by the Company and are reflected in the attached financial statements. The agreement also provides PCG with the opportunity to earn a contingent fee of 5% of the value of any out-licensing, distribution or co-marketing agreements PCG secures for the Company and an opportunity to earn 1,500,000 shares of stock upon the successful negotiation of a DARPA contract concerning anthrax. The Company has not recorded a liability for the contingent fees due to the uncertainty that such events will occur.

Note K — Cumulative Net Loss

      The Statements of Operations have been amended to correct a previously reported error in the cumulative net loss amount since inception. While we previously reported the correct cumulative net loss on the Statements of Cash Flows, the same figure as reported on the Statements of Operations was erroneous based on an apparent incorrect calculation in the 1999 annual report, which error had been carried forward. The previously reported cumulative net loss amount of $14,141,763 has been corrected to $14,930,259.

MEDICAL DISCOVERIES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2004 (Unaudited) and December 31, 2003

	September 30, 2004	December 31, 2003
Current assets
Cash	$434,455	$424,216
Prepaid expenses	—	11,331
Current portion of deferred charges	—	12,077

Total current assets	434,455	447,624

Current liabilities
Accounts payable	$2,331,015	$2,066,727
Accrued interest	399,233	524,294
Current portion of notes payable	336,717	789,217
Convertible notes payable	193,200	498,202

Total current liabilities	3,260,165	3,878,440
Stockholders’ deficit
Preferred stock, no par value, authorized 50,000 shares; no series designated or shares issued and outstanding	—	—
Common stock, no par value, authorized 250,000,000 shares; 102,746,101 and 76,456,095 shares issued and outstanding at September 30, 2004 and December 31, 2003	14,389,511	12,546,957
Additional paid in capital	2,254,363	579,363
Escrow receivable	—	(227,300)
Accumulated deficit – prior to development stage	(1,399,577)	(1,399,577)
Deficit accumulated during the development stage	(18,070,007)	(14,930,259)

Total stockholders’ deficit	(2,825,710)	(3,430,816)

	$434,455	$447,624

See notes to condensed consolidated financial statements

MEDICAL DISCOVERIES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended September 30, 2004 and Cumulative Amounts (Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
					Cumulative
					Amounts Since
					November 20,
					1991 (Date of
	2004	2003	2004	2003	Inception)
Revenues	$—	$—	$—	$—	$157,044
Cost of goods sold	—	—	—	—	14,564

Gross profit	—	—	—	—	142,480

Research and development expenses	191,506	35,423	362,484	35,423	3,361,129
Inventory writedown	—	—	—	—	96,859
Impairment loss	—	—	—	—	9,709
License	—	—	—	—	1,001,500
General and administrative expenses	250,819	215,392	2,667,782	573,725	14,787,323

Operating loss	(442,325)	(250,815)	(3,030,266)	(609,148)	(19,114,040)
Other income (expense)
Interest income	854	—	3,980	—	27,386
Other income	39	495	759	495	881,243
Interest expense	(27,497)	(63,142)	(114,221)	(190,108)	(1,100,132)

	(26,604)	(62,647)	(109,482)	(189,613)	(191,503)
Loss before income taxes and extraordinary item	(468,929)	(313,462)	(3,139,748)	(798,761)	(19,305,543)
Income taxes	—	—	—	—	—
Forgiveness of debt net of $0 income taxes	—	—	—	—	1,235,536

Net loss available to shareholders	$(468,929)	$(313,462)	$(3,139,748)	$(798,761)	$(18,070,007)

Net loss per share
Continuing operations	$(0.00)	$(0.01)	$(0.03)	$(0.01)
Extraordinary item	—	—	—	—

Net loss per share	$(0.00)	$(0.01)	$(0.03)	$(0.01)

Weighted average shares outstanding	96,482,603	55,698,856	89,667,882	55,665,523

See notes to condensed consolidated financial statements

MEDICAL DISCOVERIES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Periods Ended September 30, 2004 (Unaudited), September 30, 2003 (Unaudited), and Cumulative Amounts

			Cumulative
			Amounts
	For the Nine Months		Since
	Ended September 30,		November 20, 1991 (Date of
	2004	2003	Inception)
Cash flows from operating activities
Net loss	$(3,139,748)	$(798,761)	$(18,070,007)
Adjustments to reconcile net loss to net cash used by operating activities
Common stock issued for services, expenses, and litigation	66,500	7,000	4,276,716
Stock compensation expense	1,675,000	—	4,811,253
Reduction of escrow receivable from research and development	—	—	272,700
Reduction of legal costs	—	—	(130,000)
Notes payable issued for litigation	—	—	385,000
Depreciation	—	—	100,271
Write-off of subscription receivables	—	—	112,500
Impairment loss on assets	—	—	9,709
Loss on disposal of equipment	—	—	30,364
Gain on debt restructuring	—	—	(1,235,536)
Write-off of receivables	—	—	193,965
Changes in assets and liabilities
Prepaid expenses	11,331	12,108	—
Deferred charges	12,077	40,614	—
Accounts receivable	—	—	(7,529)
Accounts payable	264,288	292,580	2,175,106
Accrued expenses	37,905	130,797	583,680

Net cash used by operating activities	(1,072,647)	(315,662)	(6,500,808)

Cash flows from investing activities
Purchase of equipment	—	—	(132,184)
Payments received on note receivable	—	—	130,000

Net cash used by investing activities	—	—	(2,184)

Cash flows from financing activities
Contributed equity	—	—	131,374
Issuance of common stock	1,352,886	107,800	5,497,545
Payments on notes payable	(270,000)	(25,000)	(501,287)
Proceeds from notes payable	—	—	1,336,613
Payments on convertible notes payable	—	—	(98,500)
Proceeds from convertible notes payable	—	225,000	571,702

Net cash provided by financing activities	1,082,886	307,800	6,937,447

Net increase (decrease) in cash	10,239	(7,862)	434,455
Cash, beginning of period	424,216	14,555	—

Cash, end of period	$434,455	$6,693	$434,455

Supplemental disclosure of non-cash activities
Conversion of notes payable and interest to common stock	$650,468	$—

Write off of escrow receivable	$227,300	$—

See notes to condensed consolidated financial statements

MEDICAL DISCOVERIES, INC. AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
September 30, 2004

Note 1. Basis of Presentation.

Unaudited Interim Financial Statements

The accompanying unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary to a fair presentation of these financial statements have been included. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s 2003 Annual Report on Form 10-KSB for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. Certain reclassifications and other corrections for rounding have been made in prior period financial statements to conform to the current period presentation. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Stock Based Compensation

The Company has two incentive stock option plans wherein 24,000,000 shares of the Company’s common stock can be issued. The Company granted 700,000 fully vested stock options during the nine months ended September 30, 2004 to consultants with an exercise price of $.05. These options were valued at $98,000 using the Black Scholes pricing model using the following weighted average assumptions: risk free interest rate of 3.8%, expected dividend yield of 0%, volatility of 220% and an expected life of 7 years.

During the first quarter of 2004, the Company extended the expiration date of options to purchase an aggregate amount of 18,403,000 shares of stock. As a result of such extension, such options expire from between 2011 to 2013. Initially we reported that due to the change in expiration date, the options were subject to variable accounting treatment. We have subsequently determined that the options are not subject to variable accounting treatment, but rather a remeasurement of the options as if they were newly granted. This remeasurement resulted in an expense to the Company totaling $1,577,000. We have amended our quarterly filing for the second quarter of 2004 to reflect this change, and such treatment will be consistent in the current and any subsequent periods. The expense associated with the variable accounting treatment for the second quarter of 2004 has been restated from $2,022,500 to zero. There was no change to the first quarter expense.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, which established financial accounting and reporting standards for stock-based compensation. This standard defines a fair value method of accounting for an employee stock option or similar equity instrument. In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, which revised certain provisions of adopting a fair value method of accounting for stock options and required certain additional disclosures regarding stock options. These statements give entities the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Corporation has opted for the latter approach.

The Company accounts for its stock options under Accounting Principles Board (APB) Opinion No. 25 using the intrinsic value method. The Company has elected not to adopt the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123). In accordance with Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, pro-forma net income, stock-based compensation expense, and earnings per share using the fair value method are stated as follows:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net loss applicable to common stockholders, as reported	$(468,929)	$(313,462)	$(3,139,748)	$(798,761)
Add: Stock-based employee compensation expense included in reported net loss	—	—	(1,577,000)	—
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards	—	—	(1,916,768)	(5,000)
Pro forma net loss applicable to common shareholders	$(468,929)	$(313,462)	$(3,479,516)	$(803,761)

Basic and diluted loss per share, as reported	$(.00)	$(.01)	$(.03)	$(.01)

Basic and diluted loss per share, pro forma	$(.00)	$(.01)	$(.04)	$(.01)

     Assumptions used to calculate the income statement impact of stock options granted as if the Company had adopted FAS 123 were as follows:

	For the Three Months Ended September 30,
	2004	2003
Expected divided yield	—	—
Risk free interest rate	3.8%	5.0%
Expected volitility	220%	511%
Expected life	7 years	10 years
Weighted average fair value per share	$0.10	$0.04

Earnings Per Share

Earnings per share are computed by dividing net income applicable to common shareholders by the weighted average number of shares outstanding. Common stock equivalents and stock options have not been included as they are anti-dilutive.

Note 2. Going Concern Considerations.

The Company’s recurring losses from the Company’s development-stage activities in current and prior years raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern. The Company is attempting to raise additional capital to sustain operations. However, there can be no assurance that these plans will be successful.

Note 3. Commitment Regarding Peregrine Stock.

Peregrine Properties, LLC, a Utah limited liability company (“Peregrine”), entered into an agreement to provide $500,000 to the Company to fund testing and research steps necessary to continue development of MDI-P. The studies are funded through an escrow agent. As of December 31, 2000, the Company had deposited in escrow a single certificate for 5.5 million shares of common stock for these purposes. Through June 30, 2004, Peregrine had funded $275,800 to the escrow, of which $272,700 had been disbursed and recorded as research and development expense on the financial statements of the Company. The remaining $227,300 to be expended under the agreement has been recorded on the balance sheet in equity under the caption escrow receivable. As expenditures are made from the escrow for research and development, the expenses are recorded on the books of the Company with a corresponding reduction in the escrow receivable. Under the original agreement, upon completion of the studies, the escrow agent was to disburse the 5.5 million shares to Peregrine and to disburse the research results to the Company. On March 22, 2002, the parties entered into an agreement the result of which was to partially close the escrow agreement to the extent of Peregrine’s funding to date. On that date, 3,143,800 shares were distributed to Peregrine and all research conducted to date was disbursed to the Company. As of February 20, 2004, the Company held Peregrine in breach with respect to its remaining funding obligation and terminated the Peregrine research agreement. Subsequent to the period end, the Company and Peregrine resolved the matter by the Company agreeing to grant Peregrine a warrant to purchase 2,356,200 shares of restricted common stock at an exercise price of $0.09 per share and exercisable at any time within 3 years.

Note 4. Issuance of Common Stock.

During the first nine months of 2004, the Company issued 17,580,780 shares of restricted common stock, 1,189,465 of which were issued for services, 9,875,951 of which were issued upon conversion of debt and of interest totaling $650,468, and 17,580,780 of which were sold for cash totaling $650,468. In connection with the sales for cash, the Company also issued warrants to purchase 2,993,779 shares of restricted stock at $0.18 per share, expiring 5 years from the date of issuance.

Note 5. Expiration of Warrants.

During the first nine months of 2004, warrants to purchase 1,666,005 shares of common stock of the Company at prices ranging between $0.10 and $0.40 per share expired.

Note 6. Subsequent Events.

On October 18, 2004, we sold 12,000 shares of our Preferred Stock and warrants to purchase 4,575,496 shares of common stock for a total offering price of $1.2 million. Each share of Preferred Stock entitles the holder to convert the share of Preferred Stock into the number of shares of common stock resulting from multiplying $100 by the conversion price. The conversion price is 85% of the average of the lowest three intra-day trading prices for the Company’s common stock during the 10 trading days immediately preceding the conversion date, but the conversion price may not exceed $0.1967 or be lower than $0.05. The number of shares of common stock subject to the warrants and the exercise price are subject to equitable adjustment in connection with a stock split, stock dividend or similar transaction. The warrants entitle the holder to purchase up to 4,575,496 shares of common stock of the Company on or before the third anniversary of the issuance date of the warrants at $0.1967 per share. The number of shares of common stock subject to the warrants and the exercise price are subject to equitable adjustment in connection with a stock split, stock dividend or similar transaction. In connection with that sale, we also entered into a Registration Rights Agreement with Monarch Pointe Fund, Ltd. and Mercator Advisory Group, LLC, requiring us to file a registration statement with the Securities and Exchange Commission registering the shares of common stock issuable upon conversion of the Preferred Stock and exercise of the warrants. The registration statement must be filed within 30 days of the closing of the sale of the Preferred Stock and the warrants, and the registration statement must be declared effective by the SEC no later than 90 days after it is filed.

Subsequent to the period covered by this report, the Company sold 1,835,567 shares of restricted common stock for cash totaling $330,402. In connection with those sales, the Company also issued warrants to purchase 1,835,567 shares of restricted common stock at $0.18 per share, expiring 5 years from the date of issuance.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources, and results of operations. This analysis should be read in conjunction with the financial statements and notes thereto at pages 2 through 8 and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-KSB for the year ended December 31, 2003 (the “2003 10-KSB”).

This section contains certain forward-looking statements that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under “Cautionary Statement for Forward-Looking Information and Factors Affecting Future Results” below and elsewhere in this report.

Overview

We are a development-stage bio-pharmaceutical company engaged in the research, validation, development and ultimate commercialization of a patented anti-infective technology. Our electrolyzed solution of free radicals represents a novel approach to treating our initial target indications, HIV and Cystic Fibrosis. We have concluded our pre-clinical work and are preparing to enter the clinic in our initial target indications. If our Cystic Fibrosis or

HIV clinical trials are successful, we plan to develop this therapy for additional target indications.

Our product, called MDI-P, appears to have the ability to destroy certain viruses, bacteria and fungi without any associated toxicity both in animals and in cell-based assays. We are committed to the development of MDI-P as an anti-infective therapeutic product for in-vitro and in-vivo applications. Our highest priorities are to develop and commercialize MDI-P as a pharmaceutical for the treatment of Cystic Fibrosis and HIV.

We have completed pre-clinical development for our initial indications and have filed an Investigative New Drug application (IND) for Cystic Fibrosis with the Food and Drug Administration (FDA). If the FDA approves our IND for Cystic Fibrosis, we will conduct our Phase I clinical tests at St. Luke’s Regional Medical Center in Boise, Idaho, under the direction of Dr. Henry R. Thompson. We plan to file an IND for HIV in the first quarter of 2005. If the FDA approves the IND for HIV, we will begin a Phase I clinical test at the Harvard School of Medicine using a protocol designed by Dr. Bruce Dezube.

To date, we have not generated significant revenues from operations or realized a profit. Through September 30, 2004, we had incurred a cumulative net loss since inception of $18,070,007. We believe we have sufficient capital to complete Phase I trials for Cystic Fibrosis. We are currently attempting to secure capital commitments to finance HIV clinical trials, determine additional potential indications for MDI-P, and to otherwise continue research and testing of our technologies in order to secure required approvals to bring products to market. In that we are a development stage company, we will increasingly require additional funding to continue the development of our technology and to finance submittal of our testing and trials to the appropriate regulatory agencies in order to secure approvals for product development and sales.

Recent Events

IND Filing for Cystic Fibrosis Completed. On November 10, 2004, we completed the milestone filing of our IND with the FDA for Cystic Fibrosis for a Phase I clinical trial of MDI-P in late-term Cystic Fibrosis adults. We are awaiting the FDA’s receipt with the assigned IND number. If the FDA approves our IND for Cystic Fibrosis, we will conduct our Phase I clinical tests at St. Lukes Regional Medical Center in Boise, Idaho, under the direction of Dr. Henry R. Thompson.

Dr. Thompson agreed to serve as Project Manager and Principal Investigator for Medical Discovery’s Phase I trials in late-term adult Cystic Fibrosis patients on September 23, 2004. Dr. Thompson is currently the director of the Cystic Fibrosis Program Therapeutics Center at Boise, Idaho’s Cystic Fibrosis Clinic, located in St. Luke’s Regional Medical Center. This Phase I clinical study will be conducted with MDI-P as an adjunct therapy to Tobramycin, an aminoglycoside antibiotic used to treat infections caused by many different bacteria. Plans call for MDI-P to be monitored for both its ability to synergistically improve the anti-infective activity of Tobramycin, a current front-line drug for Cystic Fibrosis patients, as well as its impact on clearing mucus from the lungs of Cystic Fibrosis study patients for improved pulmonary function.

Dr. Thompson is a gastroentologist, having received his M.D. from Oregon Health Sciences University. He held a Fellowship in pediatric gastroenterology at Children’s Hospital in Denver, at the University of Colorado Health Science’s unit, where he also participated in clinical studies. Dr. Thompson has been an Assistant Professor at the University of Utah’s Medical School, and is a Board certified Fellow in the American Association of Pediatrics. He has previously received grants from both the Cystic Fibrosis Foundation and the NIH. Dr. Thompson plans to use St. Luke’s Boise Cystic Fibrosis Clinic for recruitment of patients in this planned study.

Pre-Clinical Research for Cystic Fibrosis Completed. The completion of the IND for Cystic Fibrosis came after our completion of pre-clinical research. On October 6, 2004, we announced our receipt of the last in a series of research reports required by the FDA for the company’s submission of the IND application for treating Cystic Fibrosis.

The report focused on the use of MDI-P as an adjunct therapy to Tobramycin in pulmonary infection of juvenile New Zealand rabbits. The acute study, encompassing 25 rabbits in various study arms including saline control, showed that no inhibitory effects as a result of MDI-P occurred in rabbits also given Tobramycin, when administered intra-nasally in sequence with intra-nasal Tobramycin. When applied alone, Tobramycin showed satisfactory reduction in the extent of Pseudomonas aeruginosa pulmonary infection, as compared with saline control animals, and measured by broncheoaveolar lavage analysis of Pseudomonas aeruginosa infection from the rabbit lungs. When applied in sequence, both drugs also produced satisfactory reductions in infection.

Under FDA guidelines, when an investigational drug such as MDI-P is proposed as an adjunct therapy, the agency desires data on the potential synergistic or inhibitory effects of the drug when used with the base-line medication. This will be the case in the proposed Phase I clinical trials of MDI-P involving late-term adult Cystic Fibrosis patients who are dependent upon an inhaled form of Tobramycin, brand-named TOBI, manufactured by Chiron Corporation.

Tobramycin and TOBI are registered trademarks of Chiron Corporation.

Lack of Chronic Toxicity in MDI-P Report. On August 17, 2004, we announced our receipt of a chronic toxicity study of MDI-P. Chronic toxicity studies test maximum dosages over longer timeframes in order to establish safety parameters for human usage and are required for any IND filings we make. This study, when combined with our recently completed large mammal toxicology study, indicates that MDI-P is safe for use in humans under ICH guidelines, and appears non-toxic for use in human clinical trials.

The study involved the weekly injection of MDI-P into the body cavity of test mice (inter-peritoneal) for six-months, in a multi-dose regimen to establish the safety of MDI-P for use in humans. Doses ranged from 25%-100% solutions of MDI-P. Tests included body weight, together with full microscopic histopathological examination of the mouse liver, kidneys, spleen, intestines, heart and lungs. No statistically relevant changes in body weight, or morphometry or histopathology of vital organs were observed, when compared with mice receiving saline control injections or with untreated animals. The study resulted in no dose-dependency and no toxic effects.

Private Placement Financing. On October 20, 2004, we completed a private placement financing consisting of convertible preferred stock and warrants, generating gross proceeds of $1,200,000 to the Company. Mercator Advisory Group, LLC of Los Angeles, California participated in the investment through its designated accredited fund, Monarch Pointe Fund, Ltd. Ascendiant Securities LLC of Irvine, California served as placement agent on the transaction. This capital infusion, when combined with funds from the private placement discussed below, will help to complete our Phase I clinical trials in Cystic Fibrosis which we plan to commence in the first quarter of 2005 once our IND is accepted by the FDA.

Completion of Equity Financing. On September 29, 2004 and November 8, 2004, we completed successive tranches of a total of $924,182 in equity financing through subscriptions of restricted common stock and warrants by private investors, in accordance with Rule 144 of the Securities Exchange Act of 1934. The investment proceeds from these financings will help complete our Phase I clinical trials in Cystic Fibrosis which we plan to commence in the first quarter of 2005 once our IND is accepted by the FDA.

Change in Accountant. On October 25, 2004, Balukoff, Lindstrom & Co., P.A. was dismissed as our independent accountant. We have engaged Hanson, Barnett & Maxwell, P.C. as Balukoff, Lindstrom & Co.’s replacement. Neither Balukoff, Lindstrom & Co., P.A.’s report on the Company’s financial statements for the year ended December 31, 2003, nor its report for the year ended December 31, 2002, contained an adverse opinion or a disclaimer of opinion, and neither report was qualified or modified as to uncertainty, audit scope or accounting principles, except that both reports were modified as to uncertainty regarding the ability of the company to continue as a going concern. During the years ended December 31, 2003 and December 31, 2002, and the subsequent interim periods through October 25, 2004, there were no disagreements with Balukoff, Lindstrom & Co., P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Balukoff, Lindstrom & Co., P.A., would have caused Balukoff, Lindstrom & Co., P.A. to make reference to the subject matter of the disagreement in connection with its report.

Results of Operations

Revenues and Gross Profit. We did not book any revenue for the three- or nine-month periods ended September 30, 2004 or September 30, 2003. As we continue to pursue pre-clinical and clinical testing of MDI-P as a pharmaceutical for the treatment of Cystic Fibrosis and HIV as well as other pre-commercialization testing of our technologies, we do not anticipate booking significant revenues in the near future.

Operating Expenses and Operating Loss. We incurred $191,506 in research and development expenses for the quarter ended September 30, 2004, on preclinical tests of MDI-P. We incurred $35,423 in research and development expenses for the same period of 2003. Our general and administrative expenses were $250,819 during the third quarter of 2004, as compared to $215,392 during the quarter ended September 30, 2003. As a result of the foregoing, we sustained an operating loss of $442,325 for the quarter ended September 30, 2004, as compared with an operating loss of $250,815 for the same period of 2003.

For the nine months ended September 30, 2004 we incurred $362,484 in research and development expenses as compared with $35,423 during the same period of 2003. Our general and administrative expenses for the first three quarters of 2004 were $2,667,782 as compared with $573,725 for the first three quarters of 2003, resulting in operating losses of $3,030,266 through September 30, 2004 and $609,148 through September 30, 2003. The increase in general and administrative expense is due largely to a non-cash charge of $1,577,000 taken in the first quarter of 2004 associated with the extension of certain options. The increase is also partly due to an increase in the size of our operations.

Other Income/Expense and Net Loss. We booked $854 in interest income and incurred interest expenses of $27,497 for the quarter ended September 30, 2004, as compared with no interest income and $63,142 in interest expenses for the same period of 2003. The decrease in interest expense is a result of our successful efforts to convert high-interest debt to equity. We also booked $39 in other income in the third quarter of 2004. In sum, our net loss for the third quarter of 2004 was $468,929 or a loss of less than $0.01 per fully diluted share. For the quarter ended September 30, 2003, we incurred a net loss of $313,462, also a loss of less than $0.01 per fully diluted share.

For the nine months ended September 30, 2004, we booked $3,980 in interest income and incurred interest expenses of $114,221, as compared with no interest income and interest expenses of $190,108 for the comparable period of 2003. Our net loss for the first three quarters of 2004 was $3,139,748 or $0.03 per fully diluted share. Our net loss for the first three quarters of 2003 was $798,761 or $0.01 per fully diluted share.

Future Expectations. We expect to operate at a loss for several more years while we continue to study, gain regulatory approval of and commercialize our technologies. We will spend more in the remainder of 2004 in research and development expenses over the prior year as we continue to implement our commercialization strategy. Similarly, we expect our higher general and administrative expenses for the remainder of 2004 to continue as we increase the size of our operations. As a result, we expect to sustain a greater net loss in 2004, than we have in recent years.

Liquidity and Capital Resources

As of September 30, 2004, we had $434,455 in cash and had a working capital deficit of $2,825,710. Since our inception, we have financed our operations primarily through private sales of equity and the issuance of convertible and non-convertible notes. We will require significant additional funding to continue to develop, research and seek regulatory approval of our technologies. We do not currently generate any cash from operations and have no credit facilities in place or available. Currently, we are funding operations through private issuances of equity.

We are seeking to raise substantial additional funds in private stock offerings in order to meet our near-term and mid-term funding requirements. While we are optimistic that we can raise such funds, we cannot assure you we will be successful. Given that we are still in an early development stage and do not have revenues from operations, raising equity financing is difficult. In addition, any additional equity financing will have a substantial dilutive effect to our current shareholders.

We believe we have sufficient capital on hand to complete Phase I clinical trials for Cystic Fibrosis once the FDA approves our IND. We also believe we have sufficient capital to file our IND for HIV.

Once an IND application for HIV is submitted, and assuming it is approved, we will need additional capital to initiate Phase I clinical trials. We estimate the cost to complete Phase I and Phase II clinical trials to be several million dollars per indication and the cost to complete Phase III testing and obtain approval of an NDA to be in the tens of millions of dollars per indication.

While our ability to obtain financing may improve in the event our IND application is approved, we cannot give assurances that we will have access to the significant capital required to take a drug through regulatory approvals and to market. We may seek a partner in the global pharmaceutical industry to help us co-develop, license, or even purchase some or all of our technologies.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as defined in Item 303(c) of Regulation S-B.

Cautionary Statement for Forward Looking Information

Certain information set forth in this report contains “forward-looking statements” within the meaning of federal securities laws. Forward looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, and financing needs and other information that is not historical information. When used in this report, the words “estimates,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. Additional forward-looking statements may be made by us from time to time. All such subsequent forward-looking statements, whether written or oral and whether made by us or on our behalf, are also expressly qualified by these cautionary statements.

Our forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, our examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that our expectations, beliefs and projections will result or be achieved or accomplished. Our forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements contained in this report. Those risks and uncertainties include, but are not limited to, our lack of significant operating revenues and lack of profit to date, our need for substantial and immediate additional capital, the fact that we may dilute existing shareholders through additional stock issuances, the extensive governmental regulation to which we are subject, the fact that our technologies remain unproven, the intense competition we face from other companies and other products, and our reliance upon potentially inadequate intellectual property. Those risks and certain other uncertainties are discussed in more detail in the 2003 10-KSB. There may also be other factors, including those discussed elsewhere in this report, that may cause our actual results to differ from the forward-looking statements. Any forward-looking statements made by us or on our behalf should be considered in light of these factors.

ITEM 3. CONTROLS AND PROCEDURES

(a) Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-14(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of September 30, 2004. Based on this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective as of September 30, 2004.

(b) There have been no significant changes (including corrective actions with regard to significant deficiencies or material weaknesses) in our internal controls or in other factors that could significantly affect these controls subsequent to the date of the evaluation referenced in paragraph (a) above.

PART II
OTHER INFORMATION

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

On September 9, 2004 and November 4, 2004, we completed $243,880 and $680,302, respectively, in equity financing through subscriptions for a total of 7,247,136 shares of restricted common stock by private investors, in accordance with Rule 144 of the Securities Exchange Act of 1934. None of the sales involved an underwriter. We believe these sales were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 because the sales did not involve a public offering. The investment proceeds will help complete our Phase I clinical trials in Cystic Fibrosis which we plan to commence in the first quarter of 2005 once our IND is accepted with the FDA.

No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been made by us.

This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

The information in this prospectus is current as of the date hereof. Neither the delivery of this prospectus nor any sale made hereunder shall create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

113,511,158 shares common
stock

Medical Discoveries, Inc.

Prospectus

December 22, 2004

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Officers and Directors

Part 9 of the Utah Business Corporation Act empowers a corporation to indemnify its directors and officers, advance or reimburse expenses to its directors and officers, and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. Such indemnification is permissible in certain situations and mandatory in other situations. In cases where indemnification or advancing or reimbursing of expenses is permissible, authorization and a determination of qualification must be made in each specific case. The Registrant’s articles of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses of the offering, sale and distribution of the offered securities being registered pursuant to this registration statement (the “Registration Statement”). We will bear all of the expenses listed below. All of the amounts shown are estimates except the SEC registration fees.

Item	Amount
SEC registration fees	$2,760.01
Accounting and legal fees and expenses	$35,000
Printing expenses	$5,000
Miscellaneous expenses	$1,000

Total:	$43,760.01

Item 26. Recent Sales of Unregistered Securities

     We sold the following unregistered securities in the past three years. None of the sales involved an underwriter. We believe these sales were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 because the sales did not involve a public offering.

•	On September 9, 2004 and November 4, 2004, we completed $243,880 and $680,302, respectively, in equity financing through subscriptions for a total of 7,247,136 shares of restricted common stock by private investors.

•	During the quarter ended June 30, 2004, we sold 4,900,000 shares of restricted common stock at $0.04 per share.

•	During the quarter ended March 31, 2004, we sold 11,037,600 shares of restricted common stock at $0.04 per share.

•	On October 8, 2003 through January 26, 2004, we sold 26,862,500 shares of restricted common stock at $0.04 per share to various private investors pursuant to a private placement, further terms of which are disclosed in Form D filed with the Commission.

•	$195,000 secured promissory note dated February 20, 2003, bearing interest at the rate of 12%.

•	$25,000 secured promissory note dated October 25, 2002, bearing interest at the rate of 15%, 12% of which is payable in cash and 3% of which is payable in common stock at a rate equal to the 15-day average market price determined at the date of maturity.

•	$125,000 secured promissory note dated October 24, 2002, bearing interest at the rate of 15%, 12% of which is payable in cash and 3% of which is payable in common stock at a rate equal to the 15-day average market price determined at the date of maturity. This note has subsequently been retired.

•	$50,000 secured promissory note dated October 24, 2002, bearing interest at the rate of 15%, 12% of which is payable in cash and 3% of which is payable in common stock at a rate equal to the 15-day average market price determined at the date of maturity.

•	$50,000 unsecured convertible promissory note dated February 8, 2002, bearing interest at the rate of 18%, convertible to common stock of the Company at the rate of $0.06 per share. This note was subsequently refinanced with a 15% interest rate.

•	$50,000 unsecured convertible promissory note dated April 8, 2002, bearing interest at the rate of 18%, convertible to common stock of the Company at the rate of $0.06 per share. This note was subsequently refinanced with a 15% interest rate.

•	$50,000 unsecured convertible promissory note dated July 12, 2002, bearing interest at the rate of 18%, convertible to common stock of the Company at the rate of $0.06 per share. This note was subsequently refinanced with a 15% interest rate.

•	$50,000 unsecured convertible promissory note dated April 21, 2002, bearing interest at the rate of 18%, convertible to common stock of the Company at the rate of $0.125 per share. This note was subsequently refinanced with a conversion rate of $0.06 per share.

•	$55,000 unsecured convertible promissory note dated February 22, 2002, bearing interest at the rate of 18%, convertible to common stock of the Company at the rate of $0.125 per share. This note was subsequently refinanced with a conversion rate of $0.06 per share.

•	On December 20, 2001, the Company sold 160,000 shares of common stock to Ferret Resources at $0.15 per share for total proceeds of $24,000.

Item 27. Exhibits

     The following exhibits required by Item 601 of Regulation S-B promulgated under the Securities Act have been included with the Registration Statement as indicated below.

EXHIBIT INDEX

Exhibit No.	Exhibit
3.1	Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and incorporated herein by reference).
3.2	Amended Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and incorporated herein by reference).
4.1	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock of Medical Discoveries, Inc.+
4.2	Amendment to Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock of Medical Discoveries, Inc.+
4.3	Registration Rights Agreement dated October 18, 2004 among Monarch Pointe Fund, Ltd, Mercator Advisory Group, LLC and Medical Discoveries, Inc.+
4.4	Registration Rights Agreement dated December 3, 2004 among Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Mercator Advisory Group, LLC and Medical Discoveries, Inc.+
5.1	Opinion of Stoel Rives LLP*
10.1	2002 Stock Incentive Plan adopted by the Board of Directors as of July 11, 2002 (filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, and incorporated herein by reference).
23.1	Consent Eide Bailly LLP*
23.2	Consent of Stoel Rives LLP++

*	Filed herewith

+	Previously filed

++	Included in Item 5.1

Item 28. Undertakings

The Registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

     (ii) Reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) That for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Salt Lake City, Utah, on December 30, 2004.

Medical Discoveries, Inc.
By:	/s/ Judy M. Robinett
Judy M. Robinett
President, Chief Executive Officer and principal financial officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Judy M. Robinett his or her attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form SB-2, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that any of said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act, this registration Statement was signed by the following persons in the capacities and on the dates stated:

/s/ Judy M. Robinett Judy M. Robinett	President, Chief Executive Officer and principal financial officer	December 30, 2004
/s/ David R. Walker David R. Walker	Chairman of the Board of Directors	December 30, 2004
/s/ Larry Anderson Larry Anderson	Director	December 30, 2004

EXHIBIT INDEX

Exhibit No.	Exhibit
3.1	Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and incorporated herein by reference).
3.2	Amended Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and incorporated herein by reference).
4.1	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock of Medical Discoveries, Inc.+
4.2	Amendment to Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock of Medical Discoveries, Inc.+
4.3	Registration Rights Agreement dated October 18, 2004 among Monarch Pointe Fund, Ltd, Mercator Advisory Group, LLC and Medical Discoveries, Inc.+
4.4	Registration Rights Agreement dated December 3, 2004 among Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Mercator Advisory Group, LLC and Medical Discoveries, Inc.+
5.1	Opinion of Stoel Rives LLP*
10.1	2002 Stock Incentive Plan adopted by the Board of Directors as of July 11, 2002 (filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, and incorporated herein by reference).
23.1	Consent Eide Bailly LLP*
23.2	Consent of Stoel Rives LLP++

*	Filed herewith

+	Previously filed

++	Included in Item 5.1